Exhibit 10.1

______________________________________________________________________________

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

between

CET TWO, LLC

and

TENASKA POWER FUND, L.P.

Dated as of March 24, 2005

______________________________________________________________________________

1

4.20	Disclaimer of Representations and Warranties	24
	TABLE OF CONTENTS
	(continued)
		Page
ARTICLE 5.	REPRESENTATIONS AND WARRANTIES OF BUYER	24
5.1	Corporate Status, etc.	25
5.2	Conflicts; Consents	25
5.3	Financing	26
5.4	Purchase for Investment	26
5.5	Material Permits	26
5.6	Brokers and Finders	26
5.7	Compliance with Law	26
5.8	Litigation	26
5.9	Bankruptcy	26
5.10	Knowledgeable Buyer	26
ARTICLE 6.	PRE-CLOSING MATTERS	27
6.1	Conduct of Business	27
6.2	Efforts to Consummate Sale	28
6.3	No Delay	29
6.4	Access and Information; Physical Inventory	29
6.5	Operators	30
6.6	Publicity	31
6.7	Transfer Taxes	31
6.8	Notification of Certain Matters	31
6.9	Replacement Security	31
6.10	Casualty and Condemnation	32
6.11	Environmental Insurance	33
6.12	Gas Costs	33
ARTICLE 7.	CONDITIONS TO THE SALE	33
7.1	Conditions to the Obligations of Both Parties	33
7.2	Conditions to the Obligations of Buyer	34
7.3	Conditions to the Obligation of Seller	36
ARTICLE 8.	POST-CLOSING MATTERS	36
8.1	Allocation	36
8.2	Tax Matters	37
8.3	Severance Payments	38
8.4	Excluded Items	38
8.5	Insurance Claims	38

ARTICLE 9.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION	38
9.1	Survival of Representations, Warranties and Covenants	38
	TABLE OF CONTENTS
	(continued)
		Page
9.2	Indemnification by Seller	39
9.3	Indemnification by Buyer	40
9.4	Matters Involving Third Parties	40
9.5	Limitations on Indemnification	41
9.6	Expiry and Survival of Indemnities	42
ARTICLE 10.	TERMINATION	43
10.1	Termination	43
10.2	Effect of Termination	43
ARTICLE 11.	GENERAL PROVISIONS	44
11.1	Expenses	44
11.2	Further Actions	44
11.3	Notices	44
11.4	Binding Effect; Assignment	45
11.5	No Third-Party Beneficiaries	45
11.6	Amendment; Waivers, etc.	45
11.7	Entire Agreement	46
11.8	Exclusive Remedies; Enforcement	46
11.9	Severability	46
11.10	Headings	46
11.11	Counterparts	46
11.12	Governing Law	46
11.13	Disputes	46
11.14	Consent to Jurisdiction, etc.	46
11.15	Waiver of Punitive and Other Damages and Jury Trial	47
11.16	Confidentiality	47

v

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

This Membership Interests Purchase Agreement dated as of March 24, 2005 ("Agreement"), is between CET Two, LLC, a Delaware limited liability company ("Seller"), and Tenaska Power Fund, L.P., a Delaware limited partnership ("Buyer").

W I T N E S S E T H:

WHEREAS, Seller owns all of the issued and outstanding membership interests in Calumet Energy Team, LLC, a Delaware limited liability company ("CET"), and in CET One, LLC, a Delaware limited liability company ("CET One"), which together own, directly or indirectly, all of the assets and business of an approximately 300 MW generating facility located in Chicago, Illinois, known as the Calumet Energy Center (the "Facility"); and

WHEREAS, subject to the terms and conditions set forth herein, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding membership interests in CET and CET One.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties (as defined in Section 1.1), intending to be legally bound, hereby agree as follows:

ARTICLE 1.

DEFINITIONS; RULES OF INTERPRETATION

1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

"Accounts" means the accounts identified in Schedule 4.15.

"Affected Soils and Groundwater" means any soils or groundwater containing Hazardous Substances that were Released at or from the Site prior to Closing.

"Affiliate" means, with respect to any Person, (i) each entity that such Person Controls, (ii) each Person that Controls such Person, and (iii) each entity that is under common Control with such Person.

"Agreement" has the meaning set forth in the preamble to this Agreement.

"Ancillary Documents" means the Assignments and the Termination and Release Agreement.

"Assignments" means two assignments, each substantially in the form set forth on Exhibit A for each of CET and CET One, whereby Seller will transfer the Purchased Interests to Buyer.

"Base Price" has the meaning set forth in Section 2.1(b).

"Blades and Vanes Payments" means the monetary payments made or to be made by Seller or CET Three for, inter alia, blades and vanes pursuant to the Equipment Sales Agreement.

"Business Day" means any day other than a Saturday, Sunday or any day on which commercial banks in Chicago, Illinois are not authorized to open or are required to close.

"Buyer" has the meaning set forth in the preamble to this Agreement.

"Buyer Indemnified Party" means Buyer, each of its Affiliates, and each of their respective Representatives.

"Capacity Reservation Agreement" means that certain Capacity Reservation Agreement dated as of February 20, 2003,

between Midwest Generation, LLC and CET.

"CERCLA" means the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980.

"CET" has the meaning set forth in the recitals to this Agreement.

"CET One" has the meaning set forth in the recitals to this Agreement.

"CET Three" means CET Three, LLC, a Delaware limited liability company and wholly owned direct Subsidiary of CET One.

"City" means the City of Chicago.

"City Capacity Reservation Agreement" means that certain Capacity Reservation Agreement dated as of November 30, 1999, between CET and the City.

"Claim" means any claim, counterclaim, cross-claim, demand, cause of action, suit, notice of violation, or governmental order, in each case made against an Indemnified Party by a Person that is not an Indemnified Party in respect of such claim, counterclaim, cross-claim, demand, cause of action, suit, notice of violation, or governmental order, whether any of the foregoing be founded or unfounded, of any kind and nature whatsoever, including for remedial action; provided, that any claim, counterclaim, cross-claim, demand, cause of action, or suit by (i) a Representative of a Project Company, Seller, or a Seller Affiliate against a Buyer Indemnified Party arising out of the acts or omissions of a Project Company, Seller, or a Seller Affiliate prior to Closing shall be a Claim for the purposes hereof, and (ii) (A) an Affiliate of Buyer against Buyer or against another Affiliate of Buyer or (B) an Affiliate of Seller that is not a Project Company against Seller or against another Affiliate of Seller that is not a Project Company, shall not, in each case, be a Claim for purposes hereof.

"Closing" has the meaning set forth in Section 2.2.

"Closing Date" has the meaning set forth in Section 2.2.

"Closing Gas Estimate" means the value calculated pursuant to Section 6.12(b) of all natural gas in storage owned by CET as of fifteen (15) calendar days prior to Closing.

"Closing Severance Payments" means an amount that is equal to six (6) months' base salary for each Operator (i) who was not given a Qualified Offer by Buyer or a Buyer Affiliate, and (ii) who did not accept an offer of employment by Buyer or a Buyer Affiliate.

"Code" means the Internal Revenue Code of 1986.

"Consent" means any consent, approval, authorization, notification, waiver, order, application, filing, license, registration or qualification of or with any Person required pursuant to the Sale.

"Contract" means any written contract, agreement, instrument, undertaking, lease, license, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement or other legally binding arrangement.

"Control" means (and including, with correlative meaning, the verb form of such term), as applied to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

"decatherm" means one million (1,000,000) British thermal units.

"Disclosures" means all written or electronic information or documentation (including any computer disk and CD ROMs) made available by Seller to Buyer as part of the sale process of the Project Companies, which contain information as to, inter alia, the Project Companies, the Facility, the Site, the Purchased Interests, the Excluded Items, the Project Assets, and the Former Real Property.

"Employee Benefit Plan" means an "employee benefit plan" within the meaning of Section 3(3) of ERISA.

"Environment" means soil, surface water, ground water, land surface, subsurface strata, ambient air, wildlife, plants and other natural resources.

"Environmental Claim" means a written Claim, including for personal injury or property damage, arising out of or related to Environmental Conditions or pursuant to Environmental Laws.

"Environmental Conditions" means Environmental Former Property Conditions and Environmental Site Conditions.

"Environmental Former Property Conditions" means, with respect to or affecting any Former Real Property, except to the extent caused or contributed to by any Buyer Indemnified Party after the Closing, (i) any Releases of Hazardous Substances, (ii) the handling, storage, treatment, disposal, recycling, generation or transportation of any Hazardous Substance, (iii) any exposure of individuals to Hazardous Substances and (iv) all matters and conditions subject to or regulated under Environmental Laws.

"Environmental Insurance" means one or more insurance policies, or binders of coverage issued in anticipation of such insurance policies, reasonably satisfactory to Buyer, as to which Buyer and the Project Companies are named insureds (subject to Buyer's obligation in Section 6.11 to include Seller, Seller Parent, WEC, and their Affiliates as named insureds), and providing reasonably acceptable coverages in relation to Environmental Site Conditions; provided, that one or more insurance policies, or binders of coverage, issued pursuant to the indication in Schedule 6.11, shall be deemed to be acceptable insurance policies or binders of coverage.

"Environmental Laws" means all applicable federal, state, and local Laws, having the force and effect of law, relating to protection of the Environment and/or protection of the health and safety of individuals from exposures to Hazardous Substances in the Environment, other than the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.) and any similar state laws, and any regulations promulgated thereunder.

"Environmental Site Conditions" means (i) Affected Soils or Groundwater, (ii) any Releases of Hazardous Substances arising out of the handling, storage, treatment, disposal, recycling, or generation of any Hazardous Substances transported from the Site prior to Closing by or on behalf of any Project Company, and (iii) any exposure prior to Closing of individuals to Hazardous Substances in the work place or of individuals or property to Hazardous Substances at the Site or otherwise migrating or emanating from the Site.

"Equipment Sales Agreement" means that certain Equipment Sales Agreement dated as of September 12, 2001 by and between Siemens Westinghouse Power Corporation and CET Three.

"Equivalent Support Obligation" has the meaning set forth in Section 6.9.

"ERISA" means the Employee Retirement Income Security Act of 1974.

"Estimated Working Capital" means (i) the Working Capital calculated as of the last day of the most recent calendar month that ended at least fifteen (15) days prior to the Closing with respect to all items on Schedule 4.16, other than the value of any natural gas in storage owned by CET plus (ii) the Closing Gas Estimate.

"EWG" means exempt wholesale generator, as that term is defined in Section 32 of PUHCA.

"Excluded Items" means the items listed in Schedule 1.1.

"Facility" has the meaning set forth in the recitals to this Agreement, and is a natural gas fired peaking plant located on the Site and consisting of two Siemens V84.3A2 heavy frame gas turbine generator sets in simple cycle configuration.

"Final Working Capital" means the Working Capital as of the Closing Date.

"FERC" means the Federal Energy Regulatory Commission.

"FERC Approvals" means the approvals of the FERC pursuant to Sections 203 and 205 of the FPA, for the change in control over the Facility's jurisdictional assets and the change in status that will be effected by the Sale.

"FPA" means the Federal Power Act.

"Former Real Property" means any and all real property assets that were owned or leased by any Project Company at any time prior to Closing and that are not owned or leased by such Project Company as of the Closing, including the real property located at or on (i) 103rd and Doty Avenue in Chicago, Illinois (as more fully described in that certain Agreement for the Lease, Sale and Redevelopment of Land dated November 30, 1999, between the City and CET) and (ii) the electrical substation site located at 11433 South Torrence Avenue in Chicago, Illinois (as more fully described in that certain Purchase and Sale Agreement dated January 15, 2002, between Seller Parent and Commonwealth Edison Company).

"GAAP" means generally accepted accounting principles in the United States applied on a consistent basis.

"Gas Interconnection Agreement" means that certain Interconnection Agreement dated September 26, 2001, between The Peoples Gas Light and Coke Company, an Illinois corporation, and CET.

"Governmental Authority" means any applicable foreign, federal, state, county, municipal or other government, quasi-government or regulatory authority, agency, board, body, commission, instrumentality, court or tribunal, or any political subdivision of any of the foregoing, or any arbitrator or panel of arbitrators.

"Hazardous Substance" means a substance that is regulated by any Governmental Authority or Law as radioactive, toxic, hazardous or otherwise as a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances that are designated as "hazardous substances" pursuant to CERCLA or defined as a "hazardous waste" pursuant to the federal Resource Conservation and Recovery Act of 1976.

"Indemnified Party" means either a Buyer Indemnified Party or a Seller Indemnified Party.

"Indemnifying Party" has the meaning set forth in Section 9.4(a).

"Insurance Policies" has the meaning set forth in Section 4.13.

"Intercompany Obligation" means any Contract between any Project Company and, without giving effect to the Closing, any Affiliate of a Project Company (other than another Project Company), including in respect of income taxes and any indebtedness between any Project Company and any Affiliate of a Project Company (other than another Project Company).

"Interconnection Agreement" means that certain Interconnection Agreement dated as of March 2, 2001, between Commonwealth Edison Company and CET.

"Interim Financials" has the meaning set forth in Section 6.4(c).

"Law" means any statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement, or other restriction or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing, by any Governmental Authority having jurisdiction over the Site, the Former Real Property, the Project Companies, the Parties, the obligations of the Parties under this Agreement or the Facility, including deliveries of fuel thereto and transmission of electricity therefrom.

"Lien" means, with respect to any property, any mortgage, lien, pledge, charge, lease, easement, servitude, right of others, security interest or encumbrance of any kind in respect of such property; provided, that in respect of the Purchased Interests and Project Assets, no Permitted Lien shall be deemed a Lien.

"Loss" means any judgment, loss, liability, obligation, amount paid in settlement, damage, fine, penalty, deficiency, or expense (including costs of legally required remediation, interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings).

"Management Services Agreement" means that certain Management Services Agreement between CET and Seller Parent dated as of November 24, 1999.

"Material Adverse Effect" means a material adverse effect on (a) the business, operations, prospects, condition (financial or otherwise) or property of a Party, a Project Company or the Facility or (b) the ability of a Party to perform its obligations (including payment obligations) hereunder; provided, that, for avoidance of doubt, any effect resulting from any of the following shall not be considered when determining whether a Material Adverse Effect has occurred: (i) any change in economic conditions in general or in conditions generally affecting the natural gas, electric generation, power marketing or electric utility industries; (ii) any continuation of an adverse trend or condition generally affecting the natural gas, electric generation, power marketing or electric utility industries; (iii) any change after the date hereof in any Laws applicable to any Party or any Project Company; (iv) any change after the date hereof in the rules, procedures, requirements or guidelines applicable to the Facility for operation, interconnection, transmission, marketing, or sales in respect of capacity, energy, or ancillary services, including the Amended and Restated Operating Agreement of the PJM Interconnection, L.L.C. ("PJM"), the PJM Open Access Transmission Tariff, the governing agreements of the applicable regional reliability council, the Reliability Assurance Agreement, the Reliability Assurance Agreement-West, the West Transmission Owners Agreement, the East Transmission Owners Agreement, and the PJM Manuals (all such documents as amended from time to time and having the meanings given to them by PJM); and (v) any increases in the costs of commodities or supplies, including fuel; provided, however, that an effect resulting from any change after the date hereof in any Laws applicable to any Party or any Project Company may be considered when determining whether a Material Adverse Effect has occurred pursuant to Section 3.6, 3.7, 4.2, 4.8, or 4.9.

"MW" means megawatt.

"Operator" means any Person listed in Schedule 6.5, each of whom pursuant to the Management Services Agreement, manages the operations of the Facility as of the date hereof.

"Organic Documents" means: (i) with respect to any Person who is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock; (ii) with respect to any Person who is a limited partnership, its certificate of limited partnership and partnership agreement; and (iii) with respect to any Person who is a limited liability company, its certificate of formation and its limited liability company agreement, in each case, as amended, supplemented, amended and restated, or otherwise modified and in effect from time to time.

"Party" means Seller or Buyer.

"Party Confidential Information" has the meaning set forth in Section 11.16(a).

"Permit" means any waiver, franchise, variance, permit, authorization, license or order of or from any Governmental Authority having jurisdiction over Seller, the Site, the Project Companies, the obligations of the Parties under this Agreement, or the Facility, including deliveries of fuel thereto and transmission of electricity therefrom.

"Permitted Liens" means, in respect of the Project Assets and Purchased Interests:

  Liens for Taxes, assessments or governmental charges not due and delinquent;

  to the extent disclosed in Schedule 4.4, Liens for Taxes, assessments or governmental charges already due, but whose validity or amount is being contested in good faith, by appropriate proceedings initiated timely and diligently prosecuted, and for which adequate reserves in accordance with GAAP are maintained against any adverse determination of such contest;

  carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business or incident to the construction or improvement of such property in respect of obligations which are not overdue for a period of more than 30 days or which are being contested in good faith, by appropriate proceedings initiated timely and diligently prosecuted, and for which adequate reserves in accordance with GAAP are maintained against any adverse determination of such contest;

  (i) easements, rights of way, reservations, restrictions, covenants, party-wall agreements, agreements for joint or common use, landlords' rights of distraint and other similar encumbrances affecting such property, granted in the ordinary course of business, and (ii) minor defects and irregularities in title to such property, which in each such case would not, individually or in the aggregate, materially detract from the value of such property or impair the use of such property for the purposes for which it is held;

  all exceptions set forth in the Title Commitment;

  court proceedings affecting such property; provided, that the execution or other enforcement thereof is effectively stayed and the Claims secured thereby are being contested in good faith, by appropriate proceedings initiated timely and diligently prosecuted, and for which adequate reserves in accordance with GAAP are maintained against any adverse determination of such contest or a bond in the full amount thereof has been posted;

  any Liens created pursuant to or contemplated by this Agreement; and

  any Lien by another Project Company on an asset or interest of a Project Company.

"Permitted Transferee" has the meaning set forth in Section 11.4.

"Person" means any individual, corporation, partnership, limited liability company, association, joint-stock company, joint venture, trust, unincorporated organization or Governmental Authority.

"Post-closing Severance Payments" means an amount that is equal to six (6) months' base salary for each Operator whose employment with Buyer or a Buyer Affiliate is terminated without cause within one (1) year of commencement of such employment.

"Pre-Closing Tax Period" means any Tax period that ends on or before the Closing Date, or with respect to any Tax period that begins before and ends after the Closing Date, that portion of such Tax period that is allocable to the portion that begins before and ends on the Closing Date.

"Project Assets" means all of the real, personal and mixed properties and assets, whether tangible or intangible and wherever situated and whether owned or leased, of the Project Companies, including the goodwill related thereto, excluding the Excluded Items.

"Project Company" means any of CET, CET One and CET Three; provided, that Project Companies means all three of CET, CET One and CET Three.

"Project Confidential Information" has the meaning set forth in Section 11.16(a).

"Project Permits" has the meaning set forth in Section 4.2(a).

"PUHCA" means the Public Utility Holding Company Act of 1935.

"Purchase Price" has the meaning set forth in Section 2.1(b).

"Purchased Interests" means all of the issued and outstanding membership interests in CET and CET One.

"Qualified Offer" has the meaning set forth in Section 6.5(b).

"Release" means any unpermitted releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the Environment.

"Representatives" means, as to any Person, its agents, members, managers, officers, directors, employees, counsel, accountants, financial advisers and consultants.

"Sale" means the sale pursuant hereto of the Purchased Interests to Buyer from Seller.

"Sale Consents" means, in respect of a particular Person, the Consents identified as applicable to such Person in Schedule 3.3.

"Securities Act" means the Securities Act of 1933.

"Seller" has the meaning set forth in the preamble to this Agreement.

"Seller Indemnified Party" means Seller, each of its Affiliates, and each of their respective Representatives.

"Seller Parent" means Wisvest Corporation, a Wisconsin corporation.

"Site" means the real property described in Schedule A of the Title Commitment, and generally located at 11653 South Torrence Avenue, Chicago, Illinois.

"Subsidiary" means, with respect to any Person, any other Person (other than any individual) Controlled by such Person.

"Survey" means the ALTA survey of the Site prepared by Advance Surveying & Mapping dated February 9, 2005, drawn February 28, 2005, Job No. 535003, to be revised in accordance with the requirements set forth in Schedule 4.11(C), and as may be reasonably requested by either Party.

"Taxes" means any and all fees, including documentation, recording, license and registration fees, taxes, including income (whether net, gross or adjusted gross), gross receipts, lease, sublease, sales, rental, use, turnover, value-added, property, transfer, franchise, license, withholding, payroll, employment, severance, occupation, premium, capital stock, profits, social security (or similar), unemployment, disability, registration, estimated, alternative, custom duties, excise, and stamp taxes, levies, imposts, duties, charges, assessments or charges of any nature, together with any penalties, fines or interest thereon or additions thereto, in the case of each of the foregoing that is imposed by any Governmental Authority.

"Tax Parcels" has the meaning set forth in Section 7.2(p).

"Tax Return" means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment, or collection of any Tax or the administration of any Laws relating to any Tax.

"Termination and Release Agreement" means an agreement substantially in the form set forth on Exhibit I by and among Buyer, Seller, Seller Parent and the Project Companies.

"Title Commitment" means the title commitment to be issued by the Chicago Title Insurance Company substantially in the form of Schedule 4.11(A), but specifically including the endorsements attached thereto and satisfying the requirements of Section 6.2(e).

"Transportation Agreement" means that certain Transportation, Storage and Balancing Service Contract dated September 26, 2001, between The Peoples Gas Light and Coke Company, an Illinois corporation, and CET One.

"Unaudited Financials" has the meaning set forth in Section 4.16(a).

"Unreleased Support Obligations" has the meaning set forth in Section 6.9.

"WEC" means Wisconsin Energy Corporation, a Wisconsin corporation.

"Working Capital" means, as of a date certain, the aggregate current assets of the Project Companies less the aggregate current liabilities of the Project Companies determined in accordance with GAAP and in a form substantially similar to Schedule 4.16.

1.2 Rules of Interpretation.

    The singular includes the plural and vice versa.

    Reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with its terms and the terms of this Agreement.

    Reference to a Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, including rules and regulations promulgated thereunder, and reference to any section or other provision of a Law means that provision of such Law and constituting the substantive amendment, modification, codification, replacement or re-enactment of such section or other provision.

    Unless otherwise stated, references to Articles, Sections, Schedules and Exhibits are to the articles, sections, schedules and exhibits to this Agreement. The Schedules and Exhibits hereto constitute a part of this Agreement and are incorporated herein for all purposes.

    "Hereunder", "hereof", "hereto" and words of similar import are references to this Agreement as a whole and not to any particular part of this Agreement.

    The words "include," "includes," and "including" are not limiting.

    The symbol "$" refers to United States dollars only.

    Month means calendar month, and day means calendar day.

    For purposes of computation of periods of time, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

    All accounting terms used herein and not expressly defined herein have the meanings given to them under GAAP.

ARTICLE 2.

SALE AND PURCHASE

2.1 Sale and Purchase of the Purchased Interests.

      Subject to the terms and conditions of this Agreement, at the Closing, Seller agrees to sell, convey, assign, transfer and deliver to Buyer, and Buyer agrees to purchase and accept from Seller, all of Seller's rights, title and interest in and to the Purchased Interests free and clear of any Liens. Subject to the terms and conditions of this Agreement, Buyer agrees to deliver to Seller, and Seller agrees to accept, the Purchase Price plus the Closing Severance Payments (if any), in cash, without deduction or setoff of any kind other than the amount of the cash deposit previously paid by Buyer (if any) in accordance with Section 2.4, including accrued simple interest earned thereon of six percent (6%), which delivery will be made by wire transfer in immediately available funds to the bank account or accounts identified in a notice delivered by Seller to Buyer prior to the Closing.

      "Purchase Price" means (i) the sum of (A) $35,000,000.00 for the Purchased Interests (the "Base Price"), plus (B) $775,619.00 for Blades and Vanes Payments paid by CET Three prior to the date hereof pursuant to the Equipment Sales Agreement, plus (ii) the Estimated Working Capital.

  2.2 Closing. Subject to satisfaction or waiver of the conditions set forth in ARTICLE 7, the closing of the Sale (the "Closing") shall take place at the offices of Baker & McKenzie LLP, 130 East Randolph Drive, Chicago, Illinois, at 10:00 a.m., local time, five Business Days after the delivery by Buyer to Seller of a notice substantially similar to that set forth on Exhibit B (the "Closing Date"), or at such other place, time and date as the Parties may agree; provided, that if (i) the conditions set forth in Section 7.1 have been satisfied or waived by the respective Parties, (ii) Buyer does not timely provide such notice to Seller, and (iii) Seller is able to satisfy or cause to be satisfied each of the conditions set forth in Section 7.2, Seller may provide such notice in substantially similar form to Buyer, and the Closing shall occur five Business Days thereafter.

  2.3 Working Capital Reconciliation. After the Closing Date, the Purchase Price shall be adjusted as follows:

    Within 30 days after the Closing, Seller shall provide to Buyer, and Buyer shall cooperate with Buyer in the preparation of the same, a statement of the Final Working Capital.

    Within 30 days after Seller's delivery to Buyer of the statement described in Section 2.3(a), Buyer may either accept or reject such statement. If Buyer does not, by notice to Seller, accept or reject such statement, then Buyer shall be deemed to have accepted such statement as of the last day of such 30 day period. If Buyer rejects such statement, it must provide a written explanation of its reasons for such rejection to Seller and concurrently propose an alternate statement in writing; provided, that Buyer shall pay any undisputed amounts to Seller within five Business Days.

    If the statement described in Section 2.3(a) is rejected pursuant to Section 2.3(b) and the Parties cannot otherwise resolve their differences, either Party may, at any time 15 days after Buyer's delivery of its alternate statement pursuant to Section 2.3(b), retain PricewaterhouseCoopers for the limited purpose of selecting either (i) Seller's statement delivered pursuant to Section 2.3(a) or (ii) Buyer's statement pursuant to Section 2.3(b) as the accepted statement, and each Party hereby covenants and agrees to cooperate with PricewaterhouseCoopers in its determination. PricewaterhouseCoopers shall render its determination within 30 days after being retained.

    If the statement described in Section 2.3(a) is accepted pursuant to Section 2.3(b) or when a statement is selected pursuant to Section 2.3(c), then (i) Seller shall pay to Buyer within five Business Days the excess of the Estimated Working Capital over the Final Working Capital as set forth in such statement, or (ii) Buyer shall pay to Seller within five Business Days the excess of the Final Working Capital as set forth in such statement over the Estimated Working Capital.

  2.4 Buyer_Security. To support its obligations under this Agreement, Buyer has made arrangements with Tenaska Energy, Inc. for such Affiliate to deliver to Seller upon execution of this Agreement security in the amount of One Million Fifty Thousand Dollars ($1,050,000) either (i) by an irrevocable letter of credit in form and substance and issued by a bank in each case reasonably acceptable to Seller, or (ii) by a cash deposit by wire transfer of immediately available funds to a bank account of Seller or an Affiliate designated by Seller. Seller's obligation to return the letter of credit or the cash deposit plus accrued interest to Buyer pursuant to Section 10.2(c) shall be subject to delivery by Seller to Buyer of a separate guarantee provided to Buyer by Seller Parent on the date hereof.

  ARTICLE 3.

  REPRESENTATIONS AND WARRANTIES OF SELLER

  Except as otherwise set forth in the Schedules, Seller represents and warrants to Buyer as follows:

    3.1 Corporate Status, etc.

        Organization. It is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware, and it has full limited liability company power and authority to own, lease and operate its assets and to carry on its business as presently conducted.

        Authority. It has all necessary limited liability company power to enter into and deliver this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance by it of this Agreement and each Ancillary Document, and the consummation by it of the Sale and all other transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on its part, and no other limited liability company proceedings on its part are necessary to authorize this Agreement or any of the Ancillary Documents or to consummate the Sale or any other transaction contemplated hereby or thereby.

        Validity. This Agreement has been, and each Ancillary Document will be, duly and validly executed and delivered by it, and this Agreement constitutes, and each Ancillary Document will constitute when duly executed and delivered by it, the legally valid and binding obligation of Seller, enforceable against it in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

    3.2 Capitalization.

        Valid Title and Issuance. It owns all of the issued and outstanding membership interests of each of CET and CET One, free and clear of Liens, and all such membership interests (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) were issued in compliance with applicable securities Laws. It is the sole beneficial and record owner of all such interests, and neither of CET or CET One has ownership interests issued, outstanding or authorized other than those owned by Seller, Seller is not obligated to any Person, and no Person has the right to require Seller, to create any such interests.

        Agreements with Respect to the Purchased Interests. Except as contemplated by this Agreement, there is no (i) voting trust or agreement, membership agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, stock appreciation right, redemption or repurchase right, antidilutive right or proxy relating to the Purchased Interests, (ii) Contract restricting the transfer of, or requiring the registration for sale of, the Purchased Interests (except as to which the conditions to any transfer of the Purchased Interests will be satisfied on or prior to the Closing Date), or (iii) option, warrant, call, right or other Contract to issue, deliver, grant, convert, exchange, sell, subscribe for, purchase, redeem or acquire any equity securities of CET or CET One.

        Subsidiaries. Its only Subsidiaries are the Project Companies.

      3.3 Conflicts; Consents.

        Conflicts. Subject to receipt of its Sale Consents and except to the extent that it would not reasonably be expected to cause a Material Adverse Effect, neither the execution and delivery by it of this Agreement or any Ancillary Document, nor the consummation of the Sale will:

          conflict with or result in any violation of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under), or give rise to a right of termination, cancellation, modification or acceleration of any obligation, to any put or call or similar rights, or to loss of a benefit under, any provision of its Organic Documents;

          result in the creation of any Lien upon the Purchased Interests or the Project Assets;

          violate any Law;

          violate, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or

          violate, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Authority any right that it would not otherwise have to revoke, withdraw, suspend, cancel, terminate, or modify, any Permit.

        Consents. Except to the extent that it would not reasonably be expected to cause a Material Adverse Effect, no Consent is required to be obtained by it prior to the consummation of the Sale in connection with its execution and delivery of this Agreement or the consummation by it of the Sale, except for the Sale Consents applicable to it.

    3.4 Project_Assets. The Project Assets constitute all of Seller's material interests (whether direct or through any Project Company) in the Facility and the business of the Facility.

    3.5 Brokers_and_Finders. Neither it nor any of its Affiliates has engaged any broker, finder or agent in connection with the Sale so as to give rise to any claim against Buyer, any of its Affiliates or a Project Company for any brokerage or finder's commission, fee or similar compensation.

    3.6 Compliance_with_Law. Except to the extent that it would not reasonably be expected to cause a Material Adverse Effect, it is not in violation of or in default under any Law.

    3.7 Litigation. There is no claim, counterclaim, cross-claim, demand, cause of action, suit, notice of violation, or governmental order of any nature pending or to its knowledge threatened against it, its assets or any of its officers, managers or member, which, if adversely determined, would reasonably be expected to have a Material Adverse Effect on it or on a Project Company.

    3.8 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to its knowledge, threatened against, it.

    3.9 Public Utility. Neither it nor any of its "subsidiary companies" as that term is defined in PUHCA, is subject to, or is not exempt from, regulation as a "holding company," a "subsidiary company" of a holding company or a "public-utility company," as those terms are defined in PUHCA. It is not subject to regulation as a public utility or public service company (or similar designation) by the United States or any state of the United States.

  ARTICLE 4.

  REPRESENTATIONS AND WARRANTIES REGARDING PROJECT COMPANIES

  Except as otherwise set forth in the Schedules, Seller represents and warrants to Buyer, in respect of each Project Company, as follows:

    4.1 Corporate_Status. Each Project Company is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware, and has all necessary limited liability company power and authority to own, lease and operate its assets and properties and to carry on its business as presently conducted. Each of the Project Companies is duly qualified, licensed or admitted to transact business, and is in good standing, in Illinois.

    4.2 Company_Permits. Except to the extent that it would not reasonably be expected to cause a Material Adverse Effect:

      Schedule 4.2 lists each Permit issued to the Project Companies, which is required for the operation of the Facility as presently being operated or for Seller's ownership of the Project Companies (collectively, the "Project Permits"), and the Project Permits were duly and validly obtained and issued and are in full force and effect.

      The Project Companies are in compliance with all Project Permits, and no Project Company has received any notification from any Governmental Authority that (i) it is in violation of any Project Permit or (ii) except in the case of a Project Permit expiring solely due to the passage of time, threatens to terminate, cancel, revoke or modify any Project Permit.

    4.3 Capitalization.

        Valid Title and Issuance. CET One owns all of the issued and outstanding membership interests of CET Three, free and clear of Liens, and all such membership interests (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable, and (iii) were issued in compliance with applicable securities Laws. CET One is the sole beneficial and record owner of all such interests; CET Three has no ownership interests issued, outstanding or authorized other than those owned by CET One; and CET Three is not obligated to any Person, nor does any Person have the right to require CET Three, to create any such interests.

        Agreements with Respect to CET Three Interests. There is no (i) voting trust or agreement, membership agreement, pledge agreement, buy-sell agreement, right of first refusal, preemptive right, stock appreciation right, redemption or repurchase right, antidilutive right or proxy relating to the membership interests of CET Three, or (ii) option, warrant, call, right or other Contract to issue, deliver, grant, convert, exchange, sell, subscribe for, purchase, redeem or acquire any equity securities of CET Three.

        Subsidiaries. Other than CET One's ownership of all of the issued and outstanding membership interests of CET Three, no Project Company has any Subsidiaries nor any other equity or other ownership interest in any Person, directly or indirectly.

        4.4 Taxes

        Except as set forth in Schedule 4.4, each Project Company has:

          filed all Tax Returns that are required to be filed by it;

          paid in full all Taxes that are due and owing by the Project Companies, whether or not shown to be due on any Tax Return, except for amounts whose validity or amount is being contested in good faith, by appropriate proceedings initiated timely and diligently prosecuted, and for which adequate reserves in accordance with GAAP are maintained against any adverse determination of such contest, and which amounts and proceedings are set forth in Schedule 4.4;

          satisfied in full in all respects all withholding Tax requirements imposed on it, and Seller Parent has satisfied in full in all respects all withholding requirements imposed on it, with respect to Operators and to employees, customers, or independent contractors of the Project Companies, including withholding and paying to the appropriate Governmental Authority all Taxes required to have been withheld and paid in connection with amounts paid or owing to Operators, employees, customers, independent contractors, creditors, holders of interests or other third parties, including income, social security and employment tax withholding for all types of compensation, backup withholding and withholding on payments to non-U.S. persons, except for amounts that are being diligently contested in good faith and which amounts and proceedings are set forth in Schedule 4.4;

          no waiver in force of any statute of limitations in respect of Taxes relating to the operation or ownership of the Assets or any extension of time with respect to a Tax assessment or deficiency relating to the ownership or operation of the Project Assets;

          no pending or active audits or, to Seller's knowledge, threatened audits or proposed deficiencies or other claims for unpaid Taxes with respect to the operation or ownership of the Project Assets; and

          not elected under Treasury Regulation Section 301.7701-3 to be classified as a corporation for federal income tax purposes and since its formation has been classified as a disregarded entity for such purposes.

        Except as set forth in Schedule 4.4, no claim has been made by a Governmental Authority in a jurisdiction where a Project Company does not file Tax Returns that such Project Company is or may be subject to taxation by that jurisdiction, and no power of attorney has been executed with respect to Taxes of the Project Companies which is currently in force.

        There are no Liens for Taxes on the Project Assets other than (i) Liens for Taxes, assessments or governmental charges not due and payable and (ii) Liens for Taxes, assessments or governmental charges already due, but whose validity or amount is being contested in good faith, by appropriate proceedings initiated timely and diligently prosecuted, and for which adequate reserves in accordance with GAAP are maintained against any adverse determination of such contest, and which amounts and proceedings are set forth in Schedule 4.4.

        Except as set forth in Schedule 4.4, no Project Company:

          has made an election, or is required, to treat any of its assets as owned by another Person pursuant to the provisions of former Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code;

          has acquired or owns any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code or are subject to a "467 rental agreement" within the meaning of Section 467 of the Code, or has made any of the elections described in this Section 4.4(d) or is required to apply any of the rules described in this Section 4.4(d) under any comparable state or local Tax Laws.

        Except as set forth in Schedule 4.4, no Project Company is a party to, or is bound by, or has any obligation under any Tax allocation or sharing agreement (including indemnity arrangements).

        4.5 ERISA. No Project Company (i) has or has had employees, or (ii) currently maintains, sponsors, participates in, or contributes to, or is required to contribute to, nor has ever, maintained, sponsored, participated in, or contributed to, or been required to contribute to, any Employee Benefit Plan for the benefit of any employee or manager of a Project Company. No Project Company has incurred any liability under ERISA or the Code with respect to any Employee Benefit Plan, which would reasonably be expected to become a liability of Buyer.

        4.6 Operators. Each Operator is currently an employee of Seller Parent whose sole employment obligations consist of operating the Facility pursuant to the Management Services

    Agreement. With respect to each Operator and each other employee or former employee of Seller or Affiliate of Seller who has performed services for the Project Companies or the Facility, Seller Parent, Seller and each Affiliate of Seller has been and is in material compliance with all applicable Laws concerning labor, employment, fair employment practices, terms and conditions of employment, workers' compensation, occupational safety, plant closings, and wages and hours, and no Project Company has any liability for breach of any of the foregoing. No Project Company has any liability to the Operators or to any other employees of Seller or any Affiliates of Seller as a co-employer.

    4.7 Conflicts; Consents.

      Conflicts. Subject to receipt of the Sale Consents applicable to the Project Companies, neither the execution and delivery by Seller of this Agreement or any Ancillary Document, nor the consummation of the Sale will:

        conflict with or result in any violation of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under), or give rise to a right of termination, cancellation, modification or acceleration of any obligation, to any put or call or similar rights, or to loss of a benefit under, any provision of (A) the Organic Documents of the Project Companies, or (B) except to the extent that it would not reasonably be expected to cause a Material Adverse Effect, any Contract by which any asset of any Project Company is bound; or

        except to the extent that it would not reasonably be expected to cause a Material Adverse Effect, result in the creation of any Lien upon any material asset of any Project Company.

      Consents. No Consent is required to be obtained by a Project Company prior to the consummation of the Sale in connection with the execution and delivery of this Agreement or any Ancillary Document by Seller or the consummation by Seller of the Sale, except (i) for the Sale Consents applicable to it, (ii) as may be required due to the regulatory status of Buyer, or (iii) unless the failure to obtain such Consent would not reasonably be expected to have a Material Adverse Effect on a Project Company or Seller.

  4.8 Compliance_with_Law. Except to the extent that it would not reasonably be expected to cause a Material Adverse Effect, (i) neither any Project Company nor the Facility has (A) been in violation of or in default under any Law (including any Environmental Law) or (B) received any notice or other communication (whether written or, to Seller's knowledge, oral) from any Governmental Authority or other Person regarding any actual, alleged, possible, or potential Environmental Claim or violation of, or failure to comply with, any Law, and (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by any Project Company of, or a failure on the part of any Project Company to comply with, any Law (including any Environmental Law).

  4.9 Litigation. Schedule 4.9 sets forth all pending or, to Seller's knowledge, threatened, claims, counterclaims, cross-claims, demands, causes of action, suits or Governmental Authority investigations of any nature, including Environmental Claims, in each case, by or against any Project Company, the Facility or any Project Asset, none of which (if any), individually or in the aggregate, if adversely determined, would reasonably be expected to have a Material Adverse Effect.

  4.10 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to the knowledge of Seller, threatened against, any Project Company.

  4.11 Title to Property; Absence of Encumbrances.

      CET owns good and marketable title to the Site, free and clear of any Liens not disclosed in Schedule B of the Title Commitment or otherwise in Schedule 4.11(A). No Project Company owns, leases, licenses or otherwise has any interests in any other real property other than the Former Real Property.

      Each Project Company has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its respective Project Assets, free and clear of any Liens, except for those Liens set forth in Schedule 4.11(B).

      Except for Project Assets used or held for use in connection with the Transportation Agreement, the Interconnection Agreement, the Equipment Sale Agreement, and the Gas Interconnection Agreement, and any contractual and other intangible rights owned by the Project Companies, all of the Project Assets, including all of the Project Assets set forth in Schedule 4.17, will be located at the Site as of the Closing.

      Neither Seller nor any Project Company has received written notice of any, or otherwise has knowledge of any, existing or threatened: (i) special tax or special assessment to be levied against the Facility or the Site or (ii) change in the zoning classification of the Facility or the Site (or any portion thereof) from that in effect on the date of this Agreement, in each case which would reasonably be expected to cause a Material Adverse Effect.

      Except to the extent that it would not reasonably be expected to cause a Material Adverse Effect, Seller has not received any written:

        Claim or allegation from any Governmental Authority having jurisdiction over the Site or Facility or from any Person who provides utility service to the Site or Facility that Seller does not have sufficient easements and rights-of-way required for the operation of the Facility in the ordinary course or to provide vehicular and pedestrian ingress and egress to and from the Site and Facility;

        Notice from any Governmental Authority having jurisdiction over the Site or Facility that any applicable Law has or will change the permitted use of all or any portion the Site; and

        Claim or allegation from any adjacent landowners that there exists unrecorded easements burdening all or any portion of the Site, or that the Site encroaches upon the real property of such adjacent landowners.

    4.12 Contracts.

      Except as set forth in Schedule 4.12, or unless such Contract is with another Project Company, no Project Company is a party to, bound by or subject to (and none of the Project Assets is subject to) any Contract:

        with any officer, employee, manager or member of such Project Company or of Seller;

        that is a fidelity or surety bond or completion bond;

        that is a lease, rental or occupancy agreement, license, installment and conditional sale agreement, or other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property having a value individually in excess of $100,000 per annum or which is not cancelable by such Project Company without penalty or will not be cancelled as of the Closing Date;

        that is a warranty or an agreement of indemnification;

        that is a payment guaranty, guarantee of performance, or letter of credit;

        that relates to capital expenditures involving future payments in excess of $500,000;

        that relates to the disposition of material assets, other than in the ordinary course of such Project Company's business;

        that is a promissory note, mortgage, indenture, loan or credit agreement, security agreement, letter of credit, or otherwise relates to the borrowing of money or extension of credit, including any agreement or commitment for future loans, credit, or financing;

        that is a construction contract;

        that is for the sale of the Facility's output or capacity;

        that is an operations and maintenance agreement;

        that is for Facility fuel supply or transportation;

        that contains any non-competition covenants binding on such Project Company;

        that is or contains a licensing agreement or other agreement with respect to patents, trademarks, or copyrights;

        that is or contains a power of attorney that will not be revoked prior to or on the Closing Date;

        that is a joint venture agreement, partnership agreement, limited liability company agreement, or other agreement (however named) involving a sharing of profits, losses, costs, or liabilities by such Project Company with any other Person (other than another Project Company); or

        having a value individually in excess of $50,000 per annum or which is not cancelable by such Project Company without penalty or will not be cancelled as of the Closing Date.

      Except to the extent that it would not reasonably be expected to cause a Material Adverse Effect (i) no Project Company is in breach, violation or default under, or has received notice (and Seller has not received such notice) that it is in breach of, violation of or default under any of the terms or conditions of any Contract set forth in Schedule 4.12, (ii) Seller has not received written notice claiming or alleging that a condition exists or event has occurred which, with the lapse of time, would constitute a default by the Project Company under any Contract set forth in Schedule 4.12, (iii) except as disclosed in Schedule 4.12, Seller has no knowledge of any continuing default under any such Contract by any third party and (iv) each Contract set forth in Schedule 4.12 is (A) in full force and effect, (B) binding on and enforceable against the Project Company party thereto, and (C) to Seller's knowledge, binding on and enforceable against all other parties thereto.

      Seller has made available to Buyer true and correct copies of each Contract set forth in Schedule 4.12.

      When the Termination and Release Agreement is executed and delivered at the Closing by all parties thereto, no Project Company shall be subject to any Intercompany Obligation and, subsequent to the Closing, no amounts will be due (i) to any Project Company from Seller or any Affiliate of Seller or (ii) to Seller or any Affiliate of Seller from any Project Company.

      No pre-payment by Midwest Generation, LLC has been made pursuant to the Capacity Reservation Agreement.

  4.13 Insurance. Schedules 4.13(A) and 4.13(B) set forth a complete list of all insurance policies (the "Insurance Policies") and fidelity bonds covering the assets, business, equipment, properties, operations, employees and officers of each Project Company. There is no claim by a Project Company pending under any of such Insurance Policies or bonds as to which coverage has been denied or disputed by the underwriters of such Insurance Policies or bonds. All premiums due and payable under all such Insurance Policies and bonds have been paid to the extent due and payable, and each Project Company is otherwise in material compliance with the terms of such Insurance Policies and bonds. Seller has no knowledge of any threatened termination of any of such Insurance Policies.

  4.14 Environmental Matters.

      Except as set forth in Schedule 4.14, no Project Company has (i) operated any underground storage tanks at the Site, or (ii) except to the extent that it would not reasonably be expected to trigger a requirement to make a report to a Governmental Authority of a Release or would not reasonably be expected to result in a Governmental Authority undertaking a response (for the purpose of this Section 4.14(a)), as defined in CERCLA Section101(25)) action, caused or allowed a Release at the Site of any Hazardous Substance. Except to the extent that it would not reasonably be expected to cause a Material Adverse Effect, or except for process, office and janitorial supplies and other such materials utilized at, and in the operation and maintenance of, the Site and Facility in the ordinary course of business, in each case properly and safely maintained, no Hazardous Substances are present in, on, or under the Site as a result of a Release by any Project Company, by any Person as an agent on behalf of any Project Company, or, to Seller's knowledge, as a result of any actions of any Person that is not the Seller or a Seller Affiliate, in each case in concentrations that would reasonably be likely to cause a Governmental Authority to undertake a response action.

      To Seller's knowledge, no Project Company has transported or disposed of Hazardous Substances from the Site in violation of any Environmental Law or Permit.

      Schedule 4.14 identifies all Phase I and Phase II environmental site assessments in the possession of Seller and the Project Companies in respect of any Former Real Property and the Site, and all such site assessments have been provided to Buyer. Seller has delivered to Buyer all material documents in the possession of Seller and any Project Company that describe Environmental Site Conditions.

  4.15 Bank_Accounts. Schedule 4.15 contains an accurate and complete list of the names and locations of banks, trust companies and other financial institutions at which each Project Company maintains accounts of any nature or safe deposit boxes.

  4.16 Financial Statements and Working Capital.

      Seller has made available to Buyer the Project Companies' unaudited balance sheets and income statements for the 2003 and 2004 calendar years (the "Unaudited Financials"). The Unaudited Financials and the Interim Financials fairly and accurately reflect the Project Companies' respective financial conditions and results of operations as of the respective dates specified therein, having been prepared (although not presented) in accordance with GAAP, and, in the case of the Unaudited Financials, are in all material respects consistent with the audited financial statements of WEC for the same periods. Except for the impairment charge recorded by CET as of September 30, 2004, since the date of the Unaudited Financials, there has not been any Material Adverse Effect with respect to the Project Companies or the Facility and no event has occurred or circumstance exists that would reasonably be expected to result in a Material Adverse Effect.

      The Working Capital as of the most recent month end prior to the date of this Agreement is set forth in Schedule 4.16. For the purpose of calculating the Working Capital, (i) the value of any natural gas in storage owned by CET shall be calculated pursuant to Section 6.12(b), and (ii) the value of the spare parts located at the Site shall be calculated pursuant to Section 6.4(f).

  4.17 Books_and_Records. The books, records and accounts of the Project Companies (i) are accurate and complete in all material respects and have been maintained in accordance with good business practices on a basis consistent with prior years, except for the impairment charge recorded by CET as of September 30, 2004, and (ii) are stated in reasonable detail and accurately and fairly reflect the activities, transactions and dispositions of the respective assets of the Project Companies. Schedule 4.17 sets forth the list of fixed assets in respect of the Project Companies contained in such books and records.

  4.18 Regulatory Status.

      In FERC Docket Number ER01-389, CET was granted authority to make wholesale sales of capacity and energy and related services, including ancillary services, at market-based rates. CET is not subject to any pending challenge, investigation, proceeding, or company-specific rate cap or mitigation measure. Neither Seller nor CET has knowledge of any pending or threatened inquiry, investigation, or challenge relating to CET's past or present market-based rate authority, nor knowledge of any fact or circumstance that would reasonably form the basis of a challenge to such status or that would be reasonably likely to cause CET to lose its past or present authority to make wholesale sales of capacity and energy and related services, including ancillary services, at market-based rates.

      CET is an EWG, and the Facility is an "eligible facility" as defined in Section 32 of PUHCA. Neither Seller nor CET has knowledge of any pending or threatened inquiry, investigation, or challenge relating to CET's past or present status as an EWG, nor knowledge of any fact or circumstance that would reasonably form the basis of a challenge to such status or that would be reasonably likely to cause CET to lose its past or present EWG status.

      Except as set forth in Schedule 4.18, all necessary filings with any Governmental Authority with respect to obtaining and maintaining CET's status as an EWG, the Facility's status as an "eligible facility" as defined in Section 32 of PUHCA, and CET's authority to make wholesale sales of capacity and energy and related services, including ancillary services, at market-based rates have been made (including quarterly transaction reports and triennial market power updates).

      None of the Project Companies nor any of their "subsidiary companies" as that term is defined in PUHCA, is subject to, or is not exempt from, regulation as a "holding company," a "subsidiary company" of a holding company, or a "public-utility company," as those terms are defined under PUHCA. Other than as described in Section 4.18(a), none of the Project Companies is a "public utility" within the meaning of Part II of the FPA, or otherwise subject to regulation as a public utility or public service company (or similar designation) by the United States or any state of the United States.

      There is no fact or circumstance that would reasonably form the legal grounds for a Claim against CET seeking to have an existing Contract determined to be void, voidable, or invalid under Section 26(c) of PUHCA, which Claim, if successful, would reasonably be expected to have a Material Adverse Effect.

  4.19 Undisclosed_Liabilities. Except to the extent that it would not reasonably be expected to cause a Material Adverse Effect, or except as set forth in Schedule 4.19, no Project Company has any liabilities or obligations of any nature or type required by GAAP to be presented on such Project Company's balance sheet or income statement (whether absolute or contingent, liquidated or unliquidated, or due or to become due) except for liabilities and obligations (i) presented or reserved for on such Project Company's balance sheet or income statement, or (ii) that, after the date of the last balance sheet or income statement delivered to Buyer, have arisen in the ordinary course of business and are consistent with the past practice of such Project Company.

  4.20 Disclaimers_of_Representations_and_Warranties. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, IT IS THE EXPLICIT INTENT OF THE PARTIES THAT NEITHER SELLER NOR ANY OF ITS REPRESENTATIVES HAS MADE OR IS MAKING ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY AS TO CONDITION, MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THE FACILITY, OR ANY PART THEREOF, EXCEPT THOSE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN ARTICLE 3 AND THIS ARTICLE 4. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, SELLER'S INTERESTS IN THE PROJECT COMPANIES, THE FACILITY, THE SITE AND THE PROJECT ASSETS ARE BEING TRANSFERRED THROUGH THE SALE OF THE PURCHASED INTERESTS "AS IS, WHERE IS, WITH ALL FAULTS," AND SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PROJECT COMPANIES AND THEIR ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PROJECT COMPANIES, THEIR ASSETS AND THE FACILITY.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

  5.1 Corporate Status, etc.

      Organization. It is a limited partnership, duly organized, validly existing and in good standing under the Laws of Delaware, and it has all necessary limited partnership power and authority to own, lease and operate its assets and to carry on its business as presently conducted.

      Authorization, etc. It has all necessary limited partnership power and authority to enter into and deliver this Agreement and the Ancillary Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance by it of this Agreement and each Ancillary Document, and the consummation by it of the Sale and all other transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership action on its part, and no other limited partnership proceedings on its part are necessary to authorize this Agreement or any Ancillary Document or to consummate the Sale or any other transaction contemplated hereby or thereby.

      Validity. This Agreement has been, and each Ancillary Document will be, duly and validly executed and delivered by it, and this Agreement constitutes, and each Ancillary Document will constitute when duly executed and delivered by it, the legally valid and binding obligation of Buyer, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

  5.2 Conflicts; Consents.

      Conflicts. Neither the execution and delivery by it of this Agreement or any Ancillary Document, nor the consummation by it of the Sale will,

        conflict with or result in any violation of or default under (or constitute an event that, with notice or lapse of time or both, would constitute a default under), or give rise to a right of termination, cancellation, modification or acceleration of any obligation, to any put or call or similar rights, or to loss of a benefit under, any provision of:

          its Organic Documents, or

          any Contract by which it or any of its assets is bound, except for such conflicts, violations, defaults, rights of termination, cancellation, modification or acceleration, or losses of benefits, that would not, individually or in the aggregate, reasonably be expected to hinder or prevent it from performing its obligations hereunder; or

        violate any Law, the result of which would reasonably be expected to hinder or prevent it from performing its obligations hereunder.

      Consents. Other than the FERC Approval, no Consent is required to be obtained by it prior to the consummation of the Sale in connection with its execution and delivery of this Agreement or the consummation by it of the Sale.

  5.3 Financing. It currently has access to sufficient immediately available funds in cash or cash equivalents to pay the Purchase Price and to pay all other amounts payable pursuant to this Agreement.

  5.4 Purchase_for_Investment. It is acquiring the Purchased Interests for its own account as an investment without the present intent to sell, transfer or otherwise distribute the same to any other Person other than a wholly owned Affiliate of it. It has made, independently and without reliance on Seller (except to the extent that Buyer has relied on the representations and warranties of Seller expressly set forth herein) its own analysis of the Purchased Interests and the Project Companies for the purpose of acquiring the Purchased Interests, and it has had reasonable and sufficient access to documents, other information and materials as it considers appropriate to make its evaluations. It acknowledges that the Purchased Interests are not registered pursuant to the Securities Act and that none of the Purchased Interests may be transferred, except pursuant to an applicable exception under the Securities Act. It is an "accredited investor" as defined under Rule 501 promulgated under the Securities Act.

  5.5 Material_Permits. It has, and after the consummation of the Sale, will have, all Permits material to the conduct of its business and the ownership of its assets, in each case not including the Project Assets and the Purchased Interests for the purposes of this Section 5.5. Except to the extent that such would not reasonably be expected to cause a Material Adverse Effect, all such Permits are, and after the consummation of the Sale will be, in full force and effect and no investigation, review or proceeding seeking the revocation or limitation of any of such Permits is pending, or, to its knowledge, threatened.

  5.6 Brokers_and_Finders. Neither it or any of its Affiliates has engaged any broker, finder or agent in connection with the Sale so as to give rise to any claim against Seller for any brokerage or finder's commission, fee or similar compensation.

  5.7 Compliance_with_Law. It is not in violation of or in default under any Law, the effect of which, individually or in the aggregate, would reasonably be expected to hinder or prevent it from performing its obligations hereunder.

  5.8 Litigation. There is no Claim of any nature pending or to its knowledge threatened against it, its assets or any of its officers, which, if adversely determined, would reasonably be expected to hinder or prevent it from performing its obligations hereunder.

  5.9 Bankruptcy. There are no bankruptcy, reorganization, or arrangement proceedings pending against, being contemplated by, or, to its knowledge, threatened against, it.

  5.10 Knowledgeable_Buyer. It has the knowledge, skill and experience in the U.S. power generation industry to evaluate the Facility, the Site, the Project Companies and the Project Assets independently and to make its own investment decisions. It agrees that Seller has furnished it with information about, and access to, the same, that has been, in all cases, excepting any fraud or willful misconduct on the part of Seller, sufficient and complete enough to, when considered in light of Seller's representations, warranties and disclosures (including the Disclosures) hereunder, allow it to perform an informed evaluation of each risk associated with the Facility, the Site, the Project Companies, the Project Assets and the "as is" "where is" nature of the Sale. Other than the matters specifically addressed herein, it relies solely and exclusively upon its own evaluations of the Facility, the Site, the Project Companies and the Project Assets in entering into this Agreement. The provisions contained in this Agreement are the result of extensive negotiations between the Parties, and no other assurances, representations or warranties about the quality, condition, or state of the Facility, the Site, the Project Companies or the Project Assets were made by Seller in the inducement thereof, except as provided herein.

ARTICLE 6.

PRE-CLOSING MATTERS

  6.1 Conduct_of_Business. From the date of this Agreement to the Closing Date, Seller covenants and agrees that it will cause the Project Companies to conduct their business, including the operation, maintenance and repair of their assets, in the ordinary course and substantially consistent with past practices. Notwithstanding the generality of the foregoing, except as expressly provided otherwise herein, as required pursuant to a Contract listed in Schedule 4.12, or as otherwise consented to by Buyer, which consent shall not be unreasonably withheld or delayed, Seller covenants and agrees that no Project Company will (nor will Seller on behalf of any Project Company):

    except in the ordinary course of business, but subject to Section 6.1(n), enter into, extend, modify, amend in any material respect, terminate or renew any Contract listed in Schedule 4.12 (or that would be required to be listed thereon), or waive, release or assign any material rights or claims therein;

    split, combine or reclassify any membership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any membership interests;

    issue, grant, deliver or sell or authorize or propose to issue, grant, deliver or sell, or purchase or propose to purchase, any membership interests, options, warrants, calls, rights, exchangeable or convertible securities, commitments or agreements of any character, written or oral, obligating it to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any membership interests;

    cause or permit any material amendments to its Organic Documents;

    acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any Person or other business organization or division thereof, or otherwise acquire or agree to acquire any assets in any material amount;

    except in the ordinary course of business, sell, lease, license or otherwise dispose of any of its assets;

    incur any indebtedness for borrowed money (other than trade payables incurred in the ordinary course of business) or guaranty any such indebtedness or issue or sell any debt securities of such Project Company or guaranty any debt securities of others;

    hire any employees, adopt any Employee Benefit Plans, incur any liability for any Employee Benefit Plan which would result in liability to Buyer, or grant any severance or termination pay to any manager or officer;

    except in the ordinary course of business, pay, discharge or satisfy any Claim;

    make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, take any action not in accordance with past practice that would have the effect of deferring any Tax liability of, or that relates to, a Project Company from the taxable period ending on or before the Closing Date to any subsequent taxable period, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or surrender any right to claim a Tax refund;

    enter into any joint venture;

    except in the ordinary course of business, make any loans or advances to any Person;

    fail to use reasonable commercial efforts, consistent with past practice, to maintain relations with and the goodwill of suppliers, customers and other Persons connected to the business of the Project Companies;

    incur any obligation (other than obligations already incurred under the Capacity Reservation Agreement, City Capacity Reservation Agreement, the Transportation Agreement, Gas Interconnection Agreement and the Interconnection Agreement) (i) to sell, deliver or make available energy, capacity or ancillary services if any portion of the time period for such delivery or performance would occur after the Closing Date, (ii) to purchase or receive natural gas, gas transportation services or gas storage services if any portion of the time period for receipt of such gas or services would occur after the Closing Date, or (iii) to purchase or receive electric transmission services if any portion of the time period for receipt of such services would occur after the Closing Date; or

    enter into any agreement to do anything prohibited by this Section 6.1.

  6.2 Efforts_to_Consummate_Sale. Each Party covenants and agrees to the other to use all commercially reasonable efforts to file or supply, or cause to be filed or supplied, as soon as reasonably practicable after the date hereof, all material applications, notifications and information required to be filed or supplied by it pursuant to applicable Law or this Agreement in connection with the Sale, or other transactions contemplated by this Agreement; including:

    cooperating with the other Party's Representatives to prepare and file all documents necessary to obtain the FERC Approvals;

    informing the other Parties of any communications from any Governmental Authority regarding the Sale and, following consultation with the other Parties regarding an appropriate response, promptly complying in good faith with any request for additional information or documentary material;

    cooperating with and assisting the other Party to comply with its obligations pursuant to this Section 6.2;

    contesting, to the extent commercially reasonable, any Claim seeking to have imposed any order, decree, judgment, injunction, ruling or order (whether temporary, preliminary, or permanent) that would prevent or materially delay the Closing; and

    using commercially reasonable efforts to obtain as soon as is practicable the Title Commitment and Survey satisfying the requirements set forth herein; provided, that Seller shall use commercially reasonable efforts to make any deliveries or submittals to the issuer of the Title Commitment required to obtain the endorsements attached to the form in Schedule 4.11(A) and to satisfy the title company's requirements set forth therein for issuance of the owner's policy of title insurance, including any affidavits or undertakings in connection therewith, such that the Title Commitment is delivered to the Parties within twenty-one (21) days hereof.

  6.3 No_Delay. Each Party covenants and agrees that it shall use reasonable efforts to (a) bring about the fulfillment of each of the conditions precedent to the obligations of the other Party set forth in ARTICLE 7 without unreasonable delay, (b) cooperate with the other Party's efforts pursuant to this Section 6.3, and (c) obtain all material consents and approvals of third parties that any of Buyer, Seller or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.

  6.4 Access_and_Information;_Physical Inventory

      Prior to the Closing, Seller covenants and agrees that it will, and will cause the Project Companies to, (i) provide Buyer's Representatives, upon reasonable notice, with access, during regular business hours, to the offices, properties, employees, consultants, and books and records of or relating to each Project Company as Buyer may reasonably request, subject to such Representatives' compliance with all safety rules and regulations in effect at the Facility, and (ii) timely respond to Buyer's reasonable requests for information and documentation regarding the Project Companies; provided, that Buyer's Representatives shall not conduct any environmental site assessment, compliance evaluation or investigation with respect to the Project Companies without prior approval from Seller and without ongoing consultation with Seller with respect to any such approved activity.

      Buyer covenants and agrees that its Representatives will not contact or communicate with the customers, suppliers, lenders and licensors of Seller and its Affiliates in connection with the Sale other than with the prior consent of Seller, which consent shall not be unreasonably withheld or delayed.

      Between the date hereof and the Closing, Seller shall deliver to Buyer, within fifteen days of the end of each calendar month, the unaudited balance sheet and income statement for the Project Companies for such previous month (collectively, the "Interim Financials").

      Between the date hereof and the Closing Date, Seller shall deliver to Buyer, promptly following the end of each calendar month, the Estimated Working Capital for such previous month.

      Between the date hereof and the Closing, Seller shall record the estimated amount of natural gas in storage owned by CET as of the end of each day.

      No sooner than twenty (20) days prior to Closing, Seller shall perform a physical inventory of the spare parts located at the Site. Buyer shall have the right to have its Representative present during such inventory. The results of such inventory (adjusted for the use, disposition or replacement of any such spare parts prior to Closing) shall be used for the calculation of the Final Working Capital, and if timely available, for the calculation of the Estimated Working Capital.

  6.5 Operators.

      Seller covenants and agrees that, until the Closing, it will, and will cause the Project Companies to, provide Buyer's Representatives, upon reasonable notice, with access, during regular business hours and subject to the willingness of the Operators to meet with Buyer's Representatives, to the Operators; provided, that Seller makes no representations or warranties in respect of any decisions any Operator may make in respect of future employment and reserves the right to disclose the terms and conditions set forth in this Section 6.5 to each Operator; provided, further, that Seller will use reasonable efforts to encourage the Operators to meet with Buyer's Representatives and favorably consider Buyer's offers of employment.

      Buyer covenants and agrees that Buyer, a Buyer Affiliate, or a designated third party providing operations and maintenance services at the Facility under contract to Buyer will offer employment to each of the Operators on terms (i) that are at least equivalent or more favorable in respect of position, base salary and bonus, and (ii) that are of equivalent or greater value, in the aggregate, in respect of base salary, bonus and employment benefits, than, for the purposes of both clauses (i) and (ii), the position, base salary, bonus and employment benefits for such Operator that are set forth in Schedule 6.5 (collectively, a "Qualified Offer"), and, in the event they are not, Buyer hereby agrees to defend and hold Seller and Seller Parent harmless in respect of, and only to the extent that, any Claims by such Operator in respect of his termination of employment with Seller Parent asserting that such terms offered by Buyer or a Buyer Affiliate were not equivalent to the terms of such Operator's employment by Seller Parent.

      Seller covenants and agrees that, as of Closing, no Operator who accepts employment with Buyer or a Buyer Affiliate will be restricted in any manner by Seller or any Seller Affiliate from commencing employment with Buyer or a Buyer Affiliate.

      Seller covenants and agrees that neither Seller nor any Seller Affiliate will, for a period of one year after the Closing Date, solicit, retain, hire or employ any Operator who receives a Qualified Offer as of the Closing Date, unless such Operator's employment by Buyer or a Buyer Affiliate is later terminated by Buyer or a Buyer Affiliate.

  6.6 Publicity

      Except as required by applicable Law or rules of any relevant securities exchange, each Party covenants and agrees that it will not, directly or indirectly, make or allow to be made any public announcement or issue any public notice in respect of this Agreement or the Sale without the prior consent of the other Party, which consent shall not be unreasonably withheld or delayed.

      Each Party covenants and agrees that, prior to the Closing, it will consult with the other Party prior to issuing any press release or otherwise making any public statement (or making any filing with any Governmental Authority or any securities exchange) with respect to the Sale or this Agreement.

  6.7 Transfer_Taxes. Buyer covenants and agrees that it will (i) be liable for and will pay all transfer, stamp, documentary, sales and use and any other similar Taxes arising from the Sale or the Agreement, (ii) file in a timely fashion all Tax Returns relating to such Taxes, unless Seller is otherwise required by Law to do so, and (iii) will reimburse Seller either at the Closing or thereafter for any such Taxes paid by Seller.

  6.8 Notification_of_Certain_Matters. Each Party covenants and agrees that it will give prompt notice to the other Party of (i) the occurrence or non-occurrence of any event that has caused or is reasonably likely to cause, with the passage of time, giving of notice, or otherwise, any representation or warranty herein of such Party to be untrue or inaccurate at or prior to the Closing and (ii) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, that the delivery of notice pursuant to this Section 6.8 shall not limit or otherwise affect any Party's rights, obligations or remedies hereunder.

  6.9 Replacement_Security. Buyer covenants and agrees to use commercially reasonable efforts prior to Closing to effect the termination at Closing of and the full and unconditional release of Seller Affiliates (other than the Project Companies), including delivery to Seller of the originals thereof held by the Persons that are beneficiaries thereto, from the support obligations undertaken by any such Seller Affiliate in connection with each of the Contracts listed in Schedule 6.9 (the "Support Obligations"); provided, that if the beneficiary of any Support Obligation requires that it be replaced by a new support obligation in return for such release, then Buyer shall offer to replace such Support Obligation with other support obligations, of up to an equivalent amount in the aggregate to the existing Support Obligation, consisting of one or a combination of the following (i) a letter of credit, (ii) a guarantee by a Buyer Affiliate selected by Buyer, or (iii) funds placed in escrow ("Equivalent Support Obligation"). After the date hereof and terminating upon the earlier of the Closing or termination of this Agreement, Buyer shall have the right to contact and have discussions with the beneficiary of each such Support Obligation in order to satisfy its obligations under this Section 6.9; provided, however, (A) Seller shall have the right to have Representatives present during any such contact or discussion, (B) Buyer shall only contact and hold discussions with such beneficiaries through the Buyer's Representatives previously approved by Seller, and (C) Buyer shall cause its Representatives to comply with all reasonable procedures and protocols regarding such contacts and discussions required by Seller. If any of the Support Obligations remain in effect as of the Closing Date (an "Unreleased Support Obligation"), then Buyer shall (a) provide an Equivalent Support Obligation in respect of the Unreleased Support Obligation to each Seller Affiliate to the extent of such Seller Affiliate's obligation on such Unreleased Support Obligation and (b) continue to use commercially reasonable efforts after Closing to effect the release of each Seller Affiliate from such Unreleased Support Obligation by remaining willing to provide to the beneficiary an Equivalent Support Obligation; provided, that (y) immediately upon such release Seller shall cause each Seller Affiliate to release the corresponding Equivalent Support Obligation provided by Buyer to such Seller Affiliate, and (z) if the Unreleased Support Obligation is not released within 180 days of the Closing, then Buyer shall immediately replace the Equivalent Support Obligation with a letter of credit (unless Buyer has already provided a letter of credit), issued by a bank and in a form in each case reasonably satisfactory to Seller, in the aggregate amount of the Unreleased Support Obligation.

  6.10 Casualty_and_Condemnation

      Prior to the Closing Date, all risk of loss, damage or other casualty to or condemnation of the Project Assets shall be borne by Seller, and Seller shall promptly notify Buyer of any such loss, damage, casualty, condemnation or any other change in condition of the Project Assets.

      Subject to Section 6.10(d), Seller shall repair, prior to the Closing Date and to the previous condition of the Project Assets, any damage, loss or casualty to the Project Assets or breakage of any component of the Project Assets that occurs if the amount of such damage, loss or breakage does not exceed $5,000,000; provided, that Buyer shall cause any and all insurance proceeds in respect of such damage, loss or casualty paid to any Project Company after the Closing Date, up to the amount of the costs to Seller to complete the repair, to be assigned or delivered to Seller.

      If any Purchased Asset or part thereof shall be taken by condemnation prior to the Closing Date, and such Project Asset or part thereof does not have a condemnation value in excess of $5,000,000, Seller may (i) elect to reduce the Purchase Price by such condemnation value (less the amount of any condemnation award payable to CET or CET One after Closing), which election shall not otherwise release the Parties from their obligations in respect of the Closing or (ii) terminate this Agreement upon 10 days' notice to Buyer.

      In the event of any damage, loss, casualty or condemnation in excess of the amounts set forth in Sections 6.10(b) and 6.10(c), either Party may elect, in its sole discretion, to terminate this Agreement upon 10 days' notice to the other Party.

  6.11 Environmental_Insurance. Buyer has obtained the indications in Schedule 6.11 of insurance policies that Buyer can purchase to cover certain Losses arising out of certain Environmental Site Conditions. At its cost, so long as Closing occurs, Buyer covenants and agrees to use reasonable commercial efforts to obtain the Environmental Insurance. Buyer covenants and agrees that, for so long as it maintains the Environmental Insurance obtained in connection herewith, it shall undertake reasonable commercial efforts to ensure that Seller, Seller Parent, WEC and their Affiliates are additional named insureds; provided, however, that any claims thereunder with respect to such additional named insureds shall be limited to the duration of the survival period for indemnity obligations set forth in Section 9.1(a)(i) and in no event shall the amount of any payments to such additional named insureds exceed the lesser of $5,000,000 or fifty percent (50%) of the then existing remaining aggregate policy limits of such Environmental Insurance. Notwithstanding the foregoing, nothing in this Agreement shall prevent Buyer from taking any action after Closing that it deems appropriate in order to comply with Environmental Laws, to obtain a "No Further Remediation Letter" pursuant to the Illinois Site Remediation Program administered by the Illinois Environmental Protection Agency, or to take any action with respect to the Environmental Insurance, including actions that result in the lapse or cancellation thereof.

  6.12 Gas_Costs.

      Prior to Closing, Seller and Buyer shall each use reasonable commercial efforts to seek to sell or utilize natural gas in storage owned by CET in order to reduce the volume in storage to at or about 24,000 decatherms; provided, however, that Seller shall be obligated to give effect to any sale of natural gas in storage owned by CET arranged by Buyer's gas marketing staff at a price, net of any applicable sale transaction fees or costs to Seller's account, equal to or greater than $5.92 per decatherm. Buyer understands and agrees that the Transportation Agreement does not permit resale of natural gas in storage and that any sales of such gas will require consent under the Transportation Agreement, which Seller shall be required to use commercially reasonable efforts to obtain. Notwithstanding the foregoing, in no event shall CET be required to operate the Facility at any time that such operation would cause a loss.

      For the purpose of the calculation of Working Capital, on the Closing Date the value of any natural gas in storage under the Transportation Agreement shall be calculated at a value equal to $5.92 per decatherm. If, prior to Closing, any of the natural gas in storage owned by CET is sold due, in whole or in part, to the gas marketing efforts of Buyer's gas marketing staff, then the profit or loss relative to $5.92 per decatherm (net of any applicable sale transaction fees or costs to Seller's account) on any such sales shall be for the account of Buyer as an adjustment to the Working Capital.

ARTICLE 7.

CONDITIONS TO THE SALE

  7.1 Conditions_to_the_Obligations_of_Both_Parties. The obligations of either Party to consummate the Sale shall be subject to satisfaction by either Party or waiver by the benefiting Party, on or prior to the Closing, of each of the following conditions:

    There shall not have been issued and be in effect any Law that prohibits consummation of the Sale;

    The FERC Approvals shall have been obtained and shall be in force without conditions that are materially adverse to Buyer following the Closing, shall not be subject to any pending rehearing before the FERC, and the rehearing period shall have expired;

    Each other Sale Consent shall have been obtained, and evidence thereof provided to Buyer;

    Any Contract between CET and Sempra Energy Trading Corp. shall have been terminated as of the Closing Date, and any termination payment shall have been paid or will be solely payable by Seller (and not CET); and

    No preliminary or permanent injunction, temporary restraining order or other decree of any Governmental Authority and no Claim by, or before, any Governmental Authority shall have been instituted prohibiting or materially restraining the Sale.

  7.2 Conditions_to_the_Obligations_of_Buyer. The obligations of Buyer to consummate the Sale shall be subject to satisfaction by Seller or waiver by Buyer on or prior to the Closing Date of each of the following conditions:

    Each representation and warranty of Seller contained in ARTICLE 3 and ARTICLE 4 shall be true and correct in all material respects when made and as of the Closing Date, or in the case of representations and warranties made as of a specified date earlier than the Closing Date, on and as of such earlier date; provided, that after the date hereof, and prior to or on the Closing Date, Seller may supplement the Disclosures and update in writing any information furnished on the Schedules. For avoidance of doubt, Seller's update of the Schedules and supplement of the Disclosures shall not be given effect for the purpose of determining whether the foregoing condition to Closing in this Section 7.2(a) has been satisfied if such supplement or update (i) discloses any event, Contract or condition that, individually or in the aggregate, would materially modify Seller's representations and warranties, or (ii) modifies in any way Seller's representations or results in a violation of Seller's covenants contained in Sections 3.1, 3.2, 4.1, 4.3, 4.18, 6.1(b), or 6.1(c);

    Each covenant and agreement of Seller contained herein to be performed on or prior to the Closing Date shall have been performed in all material respects;

    Seller shall deliver to Buyer at the Closing the Assignments executed by Seller and the Termination and Release Agreement executed by Seller, Seller Parent and the Project Companies;

    Seller shall deliver to Buyer at the Closing a certificate of an officer of Seller substantially in the form set forth on Exhibit C;

    Seller shall deliver to Buyer at Closing a certificate of the secretary of Seller substantially in the form set forth on Exhibit D containing a true and correct copy of Seller's limited liability company operating agreement, a written consent of the member of Seller authorizing the Sale, and a certification of the signature of each incumbent officer of Seller executing this Agreement and any Ancillary Document;

    Seller shall deliver to Buyer at Closing certificates of the Secretary of State of Delaware, in each case dated no earlier than five Business Days prior to the Closing Date, certifying the good standing of Seller in Delaware and containing a certified copy of the Certificate of Formation of Seller;

    Seller shall deliver to Buyer at Closing a certificate of the secretary of each Project Company, each certificate substantially in the form set forth on Exhibit E containing (i) a true and correct copy of such Project Company's limited liability company agreement, (ii) the resignations of all officers, managers, and employees effective as of the Closing Date, (iii) evidence of the closing or termination of each of the Accounts as of the Closing Date, and (iv) resolutions accepting such resignations and revocations and, in the case of CET and CET One, acknowledging admission of Buyer as the sole member;

    Seller shall deliver to Buyer at Closing certificates of the Secretary of State of Delaware, in each case dated no earlier than five Business Days prior to the Closing Date, certifying the good standing of each Project Company in Delaware and containing a certified copy of the Certificate of Formation of each Project Company;

    Seller shall deliver to Buyer at Closing certificates of the Secretary of State of Illinois, in each case dated no earlier than five Business Days prior to the Closing Date, certifying the qualification of each Project Company to conduct business in Illinois;

    Seller Parent shall furnish to Buyer a duly executed and acknowledged certificate in the form of Exhibit F;

    Seller shall deliver to Buyer a parent guaranty from WEC substantially in the form of Exhibit J;

    Buyer shall have obtained, at Buyer's expense, an owner's policy of title insurance issued by The Chicago Insurance Title Company with an insured amount equal to $10,000,000, with all of the endorsements attached to the form in Schedule 4.11(A) and with deletion of general exceptions, which such title insurance policy shall be pursuant to and in form and substance strictly as set forth in the Title Commitment;

    Seller shall have surrendered to Buyer any letter of credit delivered by Buyer pursuant to Section 2.4;

    Seller shall deliver to Buyer the original 7.20% Note by CET to Seller Parent (marked "cancelled" on its face); and

    Seller shall have delivered the Survey and the Title Commitment to Buyer.

    7.3 Conditions_to_the_Obligations_of_Seller. The obligation of Seller to consummate the Sale shall be subject to the satisfaction by Buyer or waiver by Seller on or prior to the Closing Date of each of the following conditions:

    Buyer shall have delivered the Purchase Price and Closing Severance Payments (if any) in accordance with Section 2.1, less the amount of the cash deposit previously paid by Buyer (if any) in accordance with Section 2.4, including accrued simple interest earned thereon of six percent (6%).

    Buyer shall have delivered (i) the full and unconditional releases of Seller Affiliates from the Support Obligations to the extent any such releases have been obtained by Buyer from the beneficiaries of such Support Obligations as of the Closing Date and (ii) the Equivalent Support Obligation to each Seller Affiliate that remains an obligor on an Unreleased Support Obligation;

    Each representation and warranty of Buyer contained in ARTICLE 5 shall be true and correct in all material respects when made and as of the Closing Date;

    Buyer shall deliver to Seller at the Closing the Assignments executed by Buyer and the Termination and Release Agreement executed by Buyer;

    Each covenant and agreement of Buyer contained herein to be performed on or prior to the Closing Date shall have been performed in all material respects;

    Buyer shall deliver to Seller at the Closing a certificate of an officer of Buyer substantially in the form set forth on Exhibit G; and

    Buyer shall deliver to Seller at the Closing a certificate of the secretary of Buyer substantially in the form set forth on Exhibit H containing a true and correct copy of Buyer's limited liability company operating agreement, a written consent of the sole member of Buyer authorizing the Sale, and a certification of the signature of each incumbent officer of Buyer executing this Agreement and any Ancillary Document.

ARTICLE 8.

POST-CLOSING MATTERS

    8.1 Allocation. The Parties agree that as soon as reasonably practicable after the Closing and prior to the filing of any income Tax Return that includes information related to the Sale, the Purchase Price, and the amount of any liabilities assumed for federal income tax purposes shall be allocated among the Purchased Interests and/or the Project Assets in accordance with an allocation schedule mutually agreed by the Parties, which shall be prepared in a manner required by Section 1060 of the Code and any other applicable Law. Seller and Buyer shall prepare IRS Form 8594 "Asset Acquisition Statements Under Section 1060" consistent with such allocation schedule, which the Parties shall use to report the transactions contemplated by this Agreement to any applicable Governmental Authority. Neither Party shall take a position on any Tax Return inconsistent with such allocation schedule without the written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that nothing contained herein shall prevent a Party from settling any proposed deficiency or adjustment by any taxing Governmental Authority based upon or arising out of such allocation, and neither Party shall be required to litigate before any court any proposed deficiency or adjustment by any taxing Governmental Authority challenging such allocation schedule. Each Party agrees to provide the other promptly with any other information required to complete Form 8594 or to respond to any audit. If the Parties do not agree upon an allocation, Seller and Buyer shall be entitled to file separate allocations.

    8.2 Tax_Matters.

        Seller covenants and agrees to (i) pay any Taxes imposed on or with respect to a Project Company after the Closing Date with respect to any Pre-Closing Tax Period, including Taxes imposed on or with respect to a Project Company as a transferee, successor, by contract or otherwise pursuant to an agreement or arrangement entered into on or before the Closing Date, and (ii) pay or discharge all Taxes imposed on Seller or any of its Affiliates with respect to any Pre-Closing Tax Period, the nonpayment of which would result in a Lien on any of the assets of the Project Companies or the Purchased Interests. Seller shall pay any amounts due under this Section 8.2(a) within ten days following written notice by Buyer substantiating that such amounts are due.

        Buyer covenants and agrees that any refunds or credits in respect of Taxes of a Project Company paid in respect of either of the Tax periods described in Section 8.2(a) (plus any interest received with respect thereto from a Governmental Authority), including refunds or credits arising from amended Tax Returns filed on or after the Closing Date with respect to such periods, will be for the account of Seller and, if received by Buyer or its Affiliates, will be paid to Seller within ten days after receipt by Buyer or such Affiliate (net of any reasonable out-of-pocket expenses incurred by Buyer or a Project Company in obtaining such refunds or credits). Notwithstanding the foregoing, Seller shall not be entitled to receive any such refunds or credits to the extent the refund is included as an asset in the calculation of Final Working Capital.

        Buyer covenants and agrees to pay any Taxes imposed on a Project Company with respect to any Tax period beginning after the Closing Date, or with respect to any Tax period beginning before and ending after the Closing Date, to the extent allocable to the portion of such period after the Closing Date.

        For purposes of this Agreement, in the case of any Taxes that are payable for a period that begins before and ends after the Closing Date, the portion of such Taxes allocable to the period that ends on the Closing Date shall (i) in the case of any property or ad valorem Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period and (ii) in the case of any other Tax (including any income Taxes or sales and use Taxes), be deemed equal to the amount that would be payable as computed on a closing of the books basis if the relevant Tax period ended on the Closing Date.

        Each Party shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of any Tax Returns relating to the Project Companies and the filing and prosecution of any Tax Claims relating to the Project Companies. Such cooperation shall include the retention and (upon the other Party's request) the provision of records and information that are reasonably relevant to any such Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

        Seller shall cause the provisions of any agreement, arrangement or practice with respect to Taxes (including any Tax sharing agreements) between Seller and any of its Affiliates (other than the Project Companies), on the one hand, and any of the Project Companies, on the other hand, to be terminated on or before the Closing Date, and after the Closing Date the Project Companies shall not have any obligations under such agreements.

    8.3 Severance_Payments. Seller covenants and agrees to cause any Closing Severance Payments paid to Seller at Closing to be paid to the Operators for whom such payments are intended pursuant to the definition of Closing Severance Payments in Section_1.1. The Parties agree that Buyer's payment of the Closing Severance Payments to Seller pursuant to Section 2.1(a) of this Agreement is not being made in consideration for the Purchased Interests, Buyer is making such payments to the Seller solely in order to enable Seller to pay such amounts to applicable Operators in satisfaction of the Buyer's obligation to make such payments, and for tax purposes such payment will be treated as if Buyer paid such amounts directly to such Operators. After Closing, Buyer covenants and agrees to pay any Post-closing Severance Payments directly to any Operators for whom such payments are intended pursuant to the definition of Post-closing Severance Payments in Section 1.1.

    8.4 Excluded_Items. After Closing, if Buyer receives or takes possession of any Excluded Items, or any of the proceeds or economic benefit of Excluded Items, Buyer shall promptly deliver, transfer, convey, assign and turn over any of the foregoing to Seller, including executing any documents or instruments required in connection therewith.

    8.5 Insurance_Claims. After Closing, if Claims for personal injury or property damage arising out of occurrences prior to Closing, which are covered by the Insurance Policies, are made against Buyer or any Project Company, then Buyer shall be entitled to access such Insurance Policies and the proceeds thereof in respect of such Claims; provided, that Seller shall have control of such Claims and shall conduct the same in accordance with customary practices and in accordance with any reasonable requirements of Seller, recognizing that such Claims are being made under the Insurance Policies that continue to apply for the benefit of Seller.

  ARTICLE 9.

  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

    9.1 Survival_of_Representations,_Warranties_and_Covenants.

        If the Closing occurs, except as provided in Section 9.6, all representations, warranties, covenants and obligations in this Agreement shall survive until and expire eighteen months after the Closing Date; provided, that the representations, warranties, covenants and obligations contained in (i) Sections 4.14 and 11.16 shall survive for three years after the Closing Date, (ii) Sections 4.4, 4.5, 6.1(h), 6.1(j), 6.7, and 8.2 shall survive after the Closing Date for the greater of (A) three years or (B) the duration of any applicable statute of limitations, and (iii) Sections 3.1, 3.2, 4.1, 4.3, 5.1, 6.1(b), 6.1(c), and 9.2(a)(ii) shall survive the Closing Date without limitation.

        If the Closing does not occur and this Agreement is terminated pursuant to Section 10.1, the representations, warranties, covenants and obligations in this Agreement shall survive, for the sole purpose of any indemnities provided in this ARTICLE 9, until and expire on six months after the date of such termination.

    9.2 Indemnification_by_Seller.

        Subject to Section 9.2(b), Seller hereby agrees to indemnify, defend and hold harmless each Buyer Indemnified Party from and against any Loss incurred by such Buyer Indemnified Party as a result of (i) any breach of a Seller representation or warranty contained herein, or any breach by Seller of, or default in the performance by Seller of, any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, and (ii) any Environmental Former Property Conditions. For the avoidance of doubt, Seller shall only be obligated to indemnify a Buyer Indemnified Party for a Loss arising out of Environmental Site Conditions to the extent such indemnification obligation arises pursuant to Section 9.2(a)(i). Any amounts payable by Seller for an indemnified Loss arising out of an Environmental Site Condition shall (A) include any deductible up to $500,000 payable under any Environmental Insurance due to a Claim ("Environmental Insurance Deductible"), and (B) be limited to Losses net of any recovery by any Buyer Indemnified Party of Environmental Insurance proceeds (or any other insurance proceeds) received in respect of such Loss, if any.

        Seller shall have no liability to any Buyer Indemnified Party under Section 9.2(a)(i) unless and until, and then only to the extent that, such Buyer Indemnified Party has suffered or incurred Losses consisting of actual damages aggregating in excess of $1,000,000, whereupon such Buyer Indemnified Party shall be entitled to claim indemnification for the amount of its Losses in excess of such amount; provided, however, the foregoing limitation shall not apply to (i) Losses covered by Section 9.2(a)(ii); (ii) Losses covered by Section 9.2(a)(i) to the extent such Losses are related to a breach by Seller of its covenant in Section 8.2 arising from or related to real estate taxes for any tax parcels which include the Site or any portion thereof; or (iii) the obligation of Seller in Section 9.2(a) to pay the amount of the Environmental Insurance Deductible, nor shall such amounts, in each case, be given effect for the purpose of determining whether the aggregate amount of $1,000,000 is exceeded.

        To the extent that Seller pays any Loss to or on behalf of any Buyer Indemnified Party, such Buyer Indemnified Party shall, as a condition of such payment, assign, transfer and convey all of its right, title and interest in and to any claim of such Buyer Indemnified Party against any Person for such Loss up to the amount of such payment, including any claim under any policies of insurance, to Seller or an Affiliate of Seller. Such Buyer Indemnified Party shall not prejudice or impair the rights of Seller under this Section 9.2(c), and

        Buyer shall use commercially reasonable efforts to cooperate and assist Seller in the exercise of such rights.

    9.3 Indemnification_by_Buyer.

        Subject to Section 9.3(b), Buyer hereby agrees to indemnify, defend and hold harmless each Seller Indemnified Party from and against any Loss incurred by such Seller Indemnified Party as a result of any breach of a Buyer representation or warranty contained herein, or any breach by Buyer of, or default in the performance by Buyer of, any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement. Any amounts payable by Buyer for an indemnified Loss arising out of an Environmental Site Condition shall be limited to Losses net of any recovery by any Seller Indemnified Party of Environmental Insurance proceeds (or any other insurance proceeds) received in respect of such Loss, if any

        Buyer shall have no liability to any Seller Indemnified Party under Section 9.3(a) unless and until, and then only to the extent that, such Seller Indemnified Party has suffered or incurred Losses consisting of actual damages aggregating in excess of $1,000,000, whereupon such Seller Indemnified Party shall be entitled to claim indemnification for the amount of its Losses in excess of such amount; provided, however, the foregoing limitation shall not apply to Losses arising out of Buyer's obligation under Section 6.9 to cause the beneficiaries of any Unreleased Support Obligations to release any Seller Affiliate, nor shall such Losses be given effect for the purpose of determining whether the aggregate amount of $1,000,000 is exceeded.

        To the extent that Buyer pays any Loss to or on behalf of any Seller Indemnified Party, such Seller Indemnified Party shall, as a condition of such payment, assign, transfer and convey all of its right, title and interest in and to any claim of such Seller Indemnified Party against any Person for such Loss up to the amount of such payment, including any claim under any policies of insurance, to Buyer or an Affiliate of Buyer. Such Seller Indemnified Party shall not prejudice or impair the rights of Buyer under this Section 9.3(c), and Seller shall use commercially reasonable efforts to cooperate and assist Buyer in the exercise of such rights.

    9.4 Matters_Involving_Third_Parties.

        If any third party shall notify an Indemnified Party of either Party with respect to any matter that would give rise to a Claim subject to indemnification hereunder against the other Party (the "Indemnifying Party"), then such Indemnified Party shall promptly provide notice (and in any event by the sooner to occur of (i) ten days after receipt of notice by it, and (ii) five days prior to the date a responsive pleading is due) thereof to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is materially prejudiced thereby.

        The Indemnifying Party shall have the right to defend the Indemnified Party against such Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party promptly notifies the Indemnified Party that the

        Indemnifying Party will indemnify the Indemnified Party, to the extent indemnification is provided for hereunder, and (ii) the Indemnifying Party thereafter conducts the defense of such Claim as actively and diligently as is reasonably appropriate.

        For so long as the Indemnifying Party is conducting the defense of a Claim in accordance with Section 9.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Claim, (ii) the Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Claim without the prior consent of the Indemnifying Party (which consent shall not be unreasonably withheld), (iii) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Claim unless a written agreement is obtained releasing the Indemnified Party from all liability thereunder, and (iv) the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to such Claim, which involves an injunction or other equitable relief, without the consent of the Indemnified Party, which consent will not be unreasonably withheld.

        In the event that the Indemnifying Party does not exercise its right pursuant to Section 9.4(b) or at any time fails to satisfy any of the conditions in Section 9.4(c), (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, such Claim in any manner it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (ii) subject to the limitations contained in Sections 9.2(b), 9.3(b), and 9.5, the Indemnifying Party shall reimburse the Indemnified Party promptly for the costs of defending against such Claim (including attorneys' fees and expenses); provided, that the Third Party Claim is subject to indemnification hereunder, and (iii) the Indemnifying Party shall remain responsible for any Loss the Indemnified Party may incur to the extent provided in Sections 9.2 and 9.3, as applicable.

    9.5 Limitations_on_Indemnification. Notwithstanding anything else to the contrary in this Agreement:

      Except for liability pursuant to Section 9.2(a)(ii), in no event shall the aggregate liability under this Agreement of either Party exceed:

          fifty percent (50%) of the Base Price, unless such liability arises under a provision of this Agreement expressly identified in Section 9.5(a)(ii); and

          the Base Price, if such liability arises pursuant to Section 9.2(a)(i) for a Loss arising out of Sections 3.1, 3.2, 4.1, 4.3, 4.4, 4.5, 5.1, 6.1(b), 6.1(c), 6.1(h), 6.1(j), 6.7 or 8.2;

      provided, that the Indemnified Party with respect to (A) any liability limited under Section 9.5(a)(i) shall continue to be indemnified with respect thereto, throughout the applicable survival period set forth in Section 9.1, until either (I) the total amount paid in the aggregate in respect of liabilities limited under Section 9.5(a)(i) equals fifty percent (50%) of the Base Price or (II) the total amount paid in the aggregate in respect of all liabilities that are subject to this Section 9.5(a) equals the Base Price, whichever occurs first, and (B) any liability limited under Section 9.5(a)(ii) shall continue to be indemnified with respect thereto, throughout the applicable survival period set forth in Section 9.1, until the total amount paid in the aggregate in respect of all liabilities that are subject to this Section 9.5(a) equals the Base Price.

      Except for liability pursuant to Section 9.2(a)(ii), in no event shall the aggregate liability under this Agreement of either Party exceed the Base Price;

      In determining the amount of an Indemnified Party's Losses, all representations and warranties herein shall be deemed to have been made without any qualifications relating to knowledge or materiality;

      Except to the extent of Losses arising out of Claims, Seller, for itself and for each Seller Indemnified Party, and Buyer, for itself and for each Buyer Indemnified Party, hereby mutually release and covenant not to sue the other Party for any Losses arising out of any Affected Soils or Groundwater;

      Seller shall have no obligation or liability to any Buyer Indemnified Party for any Losses or Claims to the extent arising out of any voluntary environmental investigation or remediation actions undertaken by Buyer or its Affiliates at the Site. For purposes of clarification of this Section 9.5(e), "voluntary investigation or remediation actions" shall not include (i) a choice by Buyer between different investigation or remediation options in response to a Claim by a Governmental Authority, (ii) construction activities undertaken by Buyer, (iii) such actions that are in respect of Hazardous Substances that are transported from the Site and disposed of in violation of any Environmental Law or Permit, or (iv) emergency response actions initiated in response to a Release at the Site of Hazardous Substances after Closing; and

      Seller may, at its option, include in the Schedules items that are not material in order to avoid any misunderstanding, and any such inclusion, shall not be deemed to be an acknowledgment or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement.

    9.6 Expiry_and_Survival_of_Indemnities. After the expiration of the relevant survival period set forth in Section 9.1, in the event that a Party provides notice of a claim for indemnification to the other Party that otherwise would be liable to indemnify such Party hereunder, such other Party shall have no obligation to indemnify such Party. Any claims by any Buyer Indemnified Party for indemnification from Seller under Section 9.2(a) or by any Seller Indemnified Party for indemnification from Buyer under Section 9.3(a) must be notified prior to the expiration of the applicable survival period specified in Section 9.1. Notwithstanding the foregoing, the expiration of the relevant survival period set forth in Section 9.1, shall not relieve a Party of its indemnification obligations hereunder in respect of any claim for indemnification if proper notice of such claim shall have been provided to such Party prior to the expiration of such survival period.

  ARTICLE 10.

  TERMINATION

    10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date by:

      the mutual written agreement of the Parties;

      either Party, by notice to the other Party if the other Party has (and the terminating Party shall not have) failed to perform and comply with, in all material respects, any agreement, covenant or condition hereby required to have been performed or complied with by such Party prior to the time of such termination, and such failure shall not have been cured within 30 days following notice of such failure by the terminating Party to the other Party; provided, however, that such 30 day period shall be extended to 90 days if such failure to perform or comply by its nature is susceptible to being cured and the other Party attempting to cure such failure is using and continues to use commercially reasonable efforts to effect a cure;

      either Party pursuant to Section 6.10; or

      either Party upon notice to the other Party sent after July 1, 2005, if the Closing Date has not occurred by such date; provided, that if on July 1, 2005, (i) the FERC Approval has not been issued and has not been denied or (ii) Seller is proceeding with any repairs pursuant to Section 6.10(b), such notice can only be sent after October 1, 2005.

    10.2 Effect_of_Termination. In the event of the termination of this Agreement pursuant to Section 10.1:

      This Agreement shall become void and have no effect, without any liability to either Party or its Representatives, except as provided in ARTICLE 9;

      Buyer shall return to Seller all documents and other materials received from Seller and Seller's Representatives (including all copies of or materials developed from any such documents or other materials) relating hereto or to the Facility, whether obtained before or after the execution of this Agreement (or, if requested by Seller, destroy such documents and materials and certify to Seller their destruction); and

      If this Agreement is validly terminated by either Party pursuant to Section 10.1(a), 10.1(c), or 10.1(d), or by Buyer pursuant to Section 10.1(b), then the letter of credit previously delivered by Buyer or the cash deposit previously paid by Buyer in accordance with Section 2.4, including accrued simple interest earned thereon of six percent (6%), shall be surrendered or returned, as the case may be, to Buyer or its designee as notified by Buyer to Seller in writing. If this Agreement is validly terminated by Seller pursuant to Section 10.1(b), then (i) (A) Seller shall draw upon the letter of credit previously delivered by Buyer in accordance with Section 2.4, or (B) the cash deposit previously paid by Buyer in accordance with Section 2.4 (including any interest earned by Seller on such deposit during the time period held by Seller) shall be kept by Seller, as the case may be, and (ii) such amounts shall constitute the sole and exclusive remedy for Buyer's breach of any representation or warranty herein or Buyer's       failure to perform or comply with any agreement, covenant or condition hereby required to have been performed or complied with by Buyer at or prior to the time of such termination. The Parties each agree that the agreements contained in this Section 10.2(c) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. The Parties each agree and acknowledge that Seller's actual damages in the event of such failure to perform or comply by Buyer would be extremely difficult or impracticable to ascertain and that such amounts kept by Seller represents the Parties' reasonable estimate of such damages.

ARTICLE 11.

GENERAL PROVISIONS

    11.1 Expenses. Except as otherwise expressly provided herein, whether or not the Closing occurs, each Party shall pay its own costs and expenses incurred in anticipation of, relating to and in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby.

    11.2 Further_Actions. Each Party shall execute, deliver, acknowledge and file, or shall cause to be executed, acknowledged, delivered and filed, all such further deeds, transfers, conveyances, assignments, assurances, certificates and other documents and take, or cause to be taken, such other actions as may reasonably be requested by the other Party pursuant to this Agreement or any Ancillary Document.

    11.3 Notices. Unless otherwise expressly specified or permitted hereunder, all notices, approvals, consents, waivers and other communications provided for herein to or from a Party shall be in writing or shall be produced by a telecommunications device capable of creating a written record, and any such communication shall become effective (i) upon personal delivery thereof, including by overnight mail or next Business Day or courier service, (ii) in the case of notice by U.S. mail, certified or registered, postage prepaid, return receipt requested, upon receipt thereof, or (iii) in the case of notice by a telecommunications device, upon transmission thereof; provided, that such transmission is promptly confirmed, in each case addressed as provided in this Section 11.3, or to such other address as a Party may designate by notice to the other Party.
If to Seller, to: William N. Beres Chief Financial Officer CET Two, LLC c/o Wisvest Corporation N16 W23217 Stone Ridge Drive Suite 100 Waukesha, Wisconsin 53188	with a copy to: James P. O'Brien Baker & McKenzie LLP 130 East Randolph Drive Chicago, Illinois 60601 Facsimile: (312) 698-2324 E-mail: james.p.o'brien@bakernet.com

Facsimile: (414) 225-6188 E-mail: bill.beres@wisvest.com
If to Buyer, to: Paul G. Smith c/o Tenaska Power Fund, L.P. 1044 N. 115th Street Suite 400 Omaha, Nebraska 68154 Facsimile: (402) 691-9526 E-mail: psmith@tenaska.com	with a copy to: John L. Sachs Latham & Watkins LLP 555 Eleventh Street, NW Suite 1000 Washington, DC 20004-1304 Facsimile: (202) 637-2201 E-mail: john.sachs@lw.com

    11.4 Binding_Effect;_Assignment. This Agreement shall be binding upon and inure to the benefit of, and be binding upon and enforceable against, the Parties and their respective successors and permitted assigns, whether or not so expressed. This Agreement is not assignable by any Party without the prior consent of the other Party, and, except for assignments and transfers by operation of Law, any attempt to assign this Agreement without such consent shall be void and of no effect; provided, however, Buyer may assign this Agreement to an Affiliate, at any time, without the consent of Seller; provided, that in the event of such assignment, Buyer shall provide prompt notice thereof to Seller and shall unconditionally guarantee the obligations of its assignee hereunder. Notwithstanding the foregoing, Buyer shall be entitled to assign this Agreement to a limited liability company and a subsidiary of Buyer that will be organized in Delaware at or prior to Closing (the "Permitted Transferee"). In the event that Buyer effects such transfer at or prior to Closing, the Permitted Transferee shall replace Buyer for all purposes and Buyer shall have no further rights or obligations hereunder. At such time, all references in this Agreement to Buyer shall apply mutatis mutandis to the Permitted Transferee and all rights and obligations of Buyer under this Agreement or any of the Ancillary Documents, including under any representations, warranties or covenants contained herein or therein, shall be deemed to be rights and obligations of the Permitted Transferee; provided, however, that in each case, compliance by Buyer with any representation, warranty or other obligations in, or other terms and conditions of, this Agreement or any of the Ancillary Documents, shall be deemed to be compliance by the Permitted Transferee with the same.

    11.5 No_Third-Party_Beneficiaries. Except as set forth in ARTICLE 9, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties and their successors and assigns permitted by Section 11.4, any right, remedy or claim under or by reason of this Agreement.

    11.6 Amendment;_Waivers,_etc.

        No amendment, modification or discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the Party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. The waiver by a Party of (i) a breach of or a default under any provision hereof or (ii) the exercise of any right or privilege hereunder, shall not be construed as a waiver of any other breach or default of a similar nature, or as a general waiver of any such provision or right under this Agreement. No failure by a Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof.

        The rights and remedies in this Agreement are cumulative and, except as otherwise expressly provided herein, none is exclusive of any other.

    11.7 Entire_Agreement. This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter hereof and contains the sole and entire agreement between the Parties hereto with respect to the subject matter hereof.

    11.8 Exclusive_Remedies:_Enforcement. Subject to Sections 10.1 and 10.2, the remedies provided in ARTICLE 9 shall constitute the sole and exclusive remedies available to a Party for recovery against the other Party for breach of, failure to comply with, or other failure to fulfill the representations, warranties, covenants and agreements set forth herein.

    11.9 Severability. If any provision or portion of this Agreement, or applications thereof, is held to be unenforceable or invalid by any court of competent jurisdiction, the Parties shall negotiate an equitable adjustment in the provisions of this Agreement with a view toward effecting the purpose of this Agreement, and the validity and enforceability of the remaining provisions or portions of this Agreement, or applications thereof, shall not be affected thereby.

    11.10 Headings. The headings herein have been inserted for convenience of reference only and shall not in any manner affect the construction, meaning or effect of anything herein contained nor govern the rights and liabilities of the Parties.

    11.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

    11.12 Governing_Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of Illinois, including with respect to all matters of construction, validity and performance, without giving effect to any choice of law rules thereof which may direct the application of the laws of another jurisdiction.

    11.13 Disputes. Any dispute or claim arising under this Agreement that is not resolved in the ordinary course of business shall be referred to a senior executive (President or a Vice President) of each of Buyer and Seller, who has authority to decide or resolve the matter in dispute, for review and resolution. Such senior executives shall meet and in good faith attempt to resolve the dispute within 30 days. Only if the Parties are unable to resolve a dispute pursuant to this process may either Party enforce its rights at law or in equity subject to the provisions of this Agreement.

    11.14 Consent_to_Jurisdiction,_etc.

        Subject to Section 11.13, each Party hereby irrevocably and unconditionally submits, for itself and its assets, to the exclusive jurisdiction of any state or federal court located in the city of Chicago, Illinois in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment relating hereto, and each Party hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court to the extent permitted by Law.

        Each Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any state or federal court located in the city of Chicago, Illinois. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

    11.15 Waiver_of_Punitive_and_Other_Damages_and_Jury_Trial.

        EACH PARTY EXPRESSLY WAIVES AND FOREGOES ANY RIGHT TO RECOVER PUNITIVE, EXEMPLARY, LOST PROFITS, CONSEQUENTIAL OR SIMILAR DAMAGES IN ANY ARBITRATION, LAWSUIT, LITIGATION OR PROCEEDING ARISING OUT OF OR RESULTING FROM ANY CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO, OR THE TRANSACTIONS CONTEMPLATED BY, THIS AGREEMENT.

        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO, OR THE TRANSACTIONS CONTEMPLATED BY, THIS AGREEMENT.

        EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF THE FOREGOING WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.15.

    11.16 Confidentiality.

        Each Party shall, and shall cause its Representatives to, treat in a confidential manner all information that is not already or does not through any act of such Party or its Representatives become publicly available that (i) it receives from the other Party concerning such other Party or its Affiliates (other than the Project Companies) ("Party

        Confidential Information") and (ii) relating solely to the Purchased Assets, the Project Companies or the Facility ("Project Confidential Information").

        Each Party shall not, and shall cause its Representatives not to, disclose Party Confidential Information of the other Party or the Project Confidential Information to any Person other than: (i) to its employees, attorneys or agents and then only to the extent such disclosure, in the good faith determination of the disclosing Party, is necessary for the performance of the duties or responsibilities of such Person in connection herewith; (ii) to existing and potential lenders, investors and assignees, subject to customary confidentiality requirements; (iii) in connection with any action, litigation or proceeding arising out of or in connection with this Agreement or the other documents delivered hereunder or the enforcement hereof and thereof (provided, however, that no Party Confidential Information of the other Party received by a Party hereunder may be used or furnished in connection with any other contemplated litigation, proceeding or any investigation conducted by a Governmental Authority, except as permitted by Section 11.16(b)(iv); or (iv) as may be required by applicable Law, in which case the disclosing Party, to the extent practicable, shall notify promptly the other Party of such disclosure.

        Notwithstanding Sections 11.16(a) and 11.16(b), after the Closing, (i) Buyer shall have no obligations with respect to Project Confidential Information; provided, however, that Buyer acknowledges that its confidentiality obligations in respect of Party Confidential Information concerning Seller and its Affiliates (other than the Project Companies) shall continue for three years after the Closing Date, and (ii) Seller's confidentiality obligations under this Section 11.16 with respect to Project Confidential Information and Party Confidential Information concerning Buyer and its Affiliates shall continue for three years after the Closing Date.

        [the remainder of this page intentionally left blank]

        IN WITNESS WHEREOF, the Parties, intending to be legally bound, have caused this Membership Interests Purchase Agreement to be executed by their duly authorized representatives as of the date first written above.

        CET TWO, LLC
        By: Wisvest Corporation, its Sole Member

        By: /s/ William N. Beres
        Name: William N. Beres
        Title: Chief Financial Officer

        TENASKA POWER FUND, L.P.
        By: Tenaska PF G, LLC, its General Partner
        By: Tenaska PF, Inc., its Manager

        By: /s/ Paul G. Smith
        Name: Paul G. Smith
        Title: President

        Index of Disclosure Schedules and Exhibits*

SCHEDULE 1.1	EXCLUDED ITEMS
SCHEDULE 3.3	CONSENTS
SCHEDULE 4.2	PROJECT PERMITS
SCHEDULE 4.4	TAXES
SCHEDULE 4.9	LITIGATION
SCHEDULE 4.11(A)	TITLE COMMITMENT AND REAL PROPERTY LIENS
SCHEDULE 4.11(B)	OTHER LIENS
SCHEDULE 4.11(C)	SURVEY REVISIONS
SCHEDULE 4.12	CONTRACTS
SCHEDULE 4.13(A)	INSURANCE (Currently Effective)
SCHEDULE 4.13(b)	INSURANCE (Proposed Renewals as of
April 1, 2005)
SCHEDULE 4.14	ENVIRONMENTAL MATTERS
SCHEDULE 4.15	ACCOUNTS
SCHEDULE 4.16	WORKING CAPITAL
SCHEDULE 4.17	FIXED ASSETS
SCHEDULE 4.18	REGULATORY STATUS
SCHEDULE 4.19	UNDISCLOSED LIABILITIES
SCHEDULE 6.5	OPERATORS AND QUALIFIED OFFERS
SCHEDULE 6.9	REPLACEMENT SECURITY
SCHEDULE 6.11	ENVIRONMENTAL INSURANCE INDICATIONS

EXHIBIT A	Form of Assignment
EXHIBIT B	Form of Closing Notice
EXHIBIT C	Form of Seller Officer Certificate
EXHIBIT D	Form of Seller Secretary Certificate
EXHIBIT E	Form of Project Company Secretary Certificate
EXHIBIT F	Certificate of Non-Foreign Status
EXHIBIT G	Form of Buyer Officer Certificate
EXHIBIT H	Form of Buyer Secretary Certificate
EXHIBIT I	Form of Termination and Release Agreement
EXHIBIT J	Form of WEC Guaranty

*Disclosure Schedules and Exhibits to the Purchase Agreement are not being filed herewith. The Registrant undertakes to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.